AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 30, 2018, is among Seattle Genetics, Inc., a Delaware corporation (“Parent”), Valley Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Cascadian Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in Annex A and Exhibit A attached hereto, as applicable.

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, including Exhibit A, (i) Merger Sub shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of Company Common Stock (the “Shares”) at a price of $10.00 per Share in cash, net to the seller in cash but subject to any required withholding of Taxes, without interest (the “Offer Price”) and (ii) as soon as practicable after the Acceptance Time, pursuant to the provisions of Section 251(h) of the DGCL, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the respective boards of directors (“Board of Directors”) of Parent and Merger Sub have approved this Agreement and declared it advisable; and

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared it advisable, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) recommended that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1    The Offer.

(a)    Commencement of the Offer. Unless this Agreement shall have been terminated in accordance with Article VII, Merger Sub shall, as promptly as reasonably practicable after the date of this Agreement and, in any event, by 5:00 p.m. (New York City time) on February 8, 2018 (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.1(c) and Section 1.2(b)), commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Shares at a price per share equal to the Offer Price. The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment and to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver (to the extent permitted under applicable Law) of those conditions set forth in Exhibit A (collectively, the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any such Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b)    Waiver of Tender Offer Conditions. Merger Sub expressly reserves the right from time to time, in its sole discretion, to (1) waive any Tender Offer Condition, (2) increase the Offer Price and (3) make any other changes in the terms and conditions of the Offer; provided, however, that Merger Sub shall not, without the prior written consent of the Company, which consent may be granted or withheld by the Company in its sole discretion, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive satisfaction of the Minimum Condition or the Regulatory Condition, (v) amend or modify any of the other Tender Offer Conditions in a manner adverse to the holders of Shares in their capacity as such, (vi) impose conditions to the Offer in addition to the Tender Offer Conditions, (vii) terminate the Offer (other than in connection with the termination of this Agreement pursuant to Article VII) or accelerate, extend or otherwise change the Expiration Date in a manner other than pursuant to and in accordance with this Agreement or (viii) amend, modify or supplement any other term of the Offer in a manner adverse to the holders of Shares in their capacity as such.

(c)    Offer Documents. As soon as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) and the related offer to purchase, letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the Company’s stockholders as and to the extent required by the applicable U.S. federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”). Each of Parent and Merger Sub shall cause the Offer Documents to (A) comply in all material respects with the Exchange Act and other applicable Securities Laws and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to any information contained or incorporated by reference in any Offer Document that was furnished or provided by the Company. The Company agrees to furnish promptly to Parent all information concerning the Company required by the Securities Laws to be set forth in the Offer Documents. Subject to Section 5.6, the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation. Each party agrees to correct or supplement promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or such amendment or supplement shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s stockholders, in each case, as and to the extent required by the Securities Laws. Unless the Company Board has effected a Company Adverse Recommendation Change, Parent will provide the Company a reasonable opportunity to review and comment on the Offer Documents, and any amendments or supplements thereto, before they are filed with the SEC and disseminated to the Company’s stockholders, and Parent shall give good faith consideration to all the reasonable additions, deletions or changes suggested thereto by the Company. Parent shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Offer Documents and provide copies of such comments to the Company promptly upon receipt and provide copies of proposed responses to the Company a reasonable time prior to filing with the SEC and dissemination to the Company’s stockholders to allow the Company a reasonable opportunity to review and comment, and Parent shall give good faith consideration to all reasonable additions, deletions or changes suggested thereto by the Company.

(d)    Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. (New York City time) on the twentieth business day (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (the initial expiration date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Article VII (and subject to the Company’s and Parent’s respective rights to terminate this Agreement in accordance with Article VII), (i) Merger Sub shall extend the Offer and the Expiration Date for any period required by the Securities Laws, the interpretations and positions of the SEC and its staff with respect thereto or the rules and regulations of NASDAQ applicable to the Offer or as may be required by any other Governmental Authority, and (ii) if at any scheduled Expiration Date the Tender Offer Conditions shall not have been satisfied or earlier waived by Parent or Merger Sub, Merger Sub shall (and shall be permitted to) extend the Offer and the Expiration Date on one or more occasions, in consecutive increments, up to ten (10) Business Days each after such previously scheduled Expiration Date (or such longer period as Parent and the Company may agree) to permit such Tender Offer Condition to be satisfied; provided, that if, as of the then-scheduled Expiration Date, the sole unsatisfied Tender Offer Condition (other than those conditions that by their nature are to be satisfied at the Acceptance Time and the condition with respect to the delivery of certificates referenced in paragraph (5) of Exhibit A) is the Minimum Condition,

Merger Sub shall only be required (but shall have the right in its sole discretion) to extend the Offer and the Expiration Date for a single period equal to the shorter of (A) twenty (20) Business Days and (B) the number of Business Days remaining prior to the Outside Date; provided, further, that Merger Sub shall in no event be required to extend the Offer and the Expiration Date to a date later than the earlier to occur of the termination of this Agreement in accordance with to Article VII and the Outside Date.

(e)    Termination of Offer. Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company other than in connection with the termination of this Agreement in accordance with Article VII. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or Merger Sub to terminate this Agreement pursuant to Article VII. In the event this Agreement is terminated pursuant to Article VII prior to any scheduled Expiration Date, Merger Sub shall promptly (and in any event within 24 hours of such termination) irrevocably and unconditionally terminate the Offer without accepting any Shares previously tendered. If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(f)    Acceptance of and Payment for Shares. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Merger Sub of the Tender Offer Conditions as of the Expiration Date in accordance with Section 1.1(b), Merger Sub shall promptly on or after the Expiration Date accept for payment (such time of acceptance for payment, the “Acceptance Time”) and promptly (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) pay for all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (such time of payment, the “Offer Consummation Time”). Without limiting the generality of Section 8.11, Parent shall cause Merger Sub to have on a timely basis all funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(g)    Withholding. Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any of the Company’s stockholders such amounts as Merger Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Restricted Stock Units or Options, as the case may be, in respect of which such deduction and withholding was made by Merger Sub or the Paying Agent.

(h)    Notices of Guaranteed Delivery. For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

Section 1.2    Company Action.

(a)    Schedule 14D-9. The Company shall file with the SEC as promptly as practicable on the date on which Parent and Merger Sub file the Offer Documents with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, and including the exhibits thereto, the “Schedule 14D-9”), which shall, subject to Section 5.6, include the Company Board Recommendation, and which shall include the fairness opinion of the Company Financial Advisor referenced in Section 2.21 and shall disseminate the Schedule 14D-9 to its stockholders, in each case, as and to the extent required by the Securities Laws. Parent and Merger Sub agree to furnish promptly to the Company all information concerning Parent and Merger Sub required by Securities Laws to be set forth in Schedule 14D-9. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company further agrees to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to its stockholders as and to the extent required by the Securities Laws. Unless the Company Board has effected a Company Adverse Change Recommendation, Parent shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments or supplements thereto before they are filed with the SEC or disseminated to the Company’s stockholders, and the Company shall give good faith consideration to all the reasonable additions, deletions or changes suggested thereto by Parent. The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Schedule 14D-9 and shall provide copies of such comments to Parent promptly upon receipt, shall provide copies of proposed responses to Parent a reasonable time prior to filing with the SEC and dissemination to the Company’s stockholders to allow Parent a reasonable opportunity to review and comment and shall give good faith consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

(b)    Stockholder Information. In connection with the Offer, promptly following the date of this Agreement the Company shall furnish or cause to be furnished to Parent mailing labels containing the names and addresses of all of its stockholders of record, a non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders and beneficial owners, mailing labels, security position listings and computer files, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of Shares. In addition, in connection with the Offer the Company shall, and shall use its commercially reasonable efforts to cause third parties to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to the holders of Shares held in or subject to the Stock Plans or ESPP and to permit such holders of Shares to tender their Shares into the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (i) shall hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement in accordance with Article VII, shall promptly, at the election of Parent, deliver to the Company or destroy, and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy, all copies and any extract or summaries of such information then in their possession or control and promptly certify to the Company in writing that all such material has been returned or destroyed.

(c)    Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Acceptance Time.

Section 1.3    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be effected as soon as practicable following the Acceptance Time.

Section 1.4    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York NY as soon as practicable following the Offer Consummation Time, which shall not be later than the Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall be satisfied or waived in accordance with this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.5    Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed and acknowledged in accordance with Section 251 of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.6    Organizational Documents and Directors and Officers of the Surviving Corporation.

(a)    The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided therein and by applicable Law. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

(b)    The parties shall take all necessary action such that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law. The parties shall take all necessary action such that the officers of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.7    Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of the capital stock of Merger Sub, each share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 1.8    Effect on Capital Stock.

(a)    Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by Dissenting Stockholders (each Share referred to in clause (i) or clause (ii) of this Section 1.8(a) being an “Excluded Share” and, collectively, “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each Certificate formerly representing Shares, and each Book-Entry Share, owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 1.12.

(b)    Treatment of Excluded Shares. Each Share that is an Excluded Share pursuant to clause (ii) of the definition thereof, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 1.12. Each Share that is an Excluded Share pursuant to clause (i) of the definition thereof shall remain outstanding and shall be unaffected by the Merger.

(c)    Merger Sub. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(d)    Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Offer Price and the Per Share Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated prior to such event; provided that nothing in this Section 1.8(d) shall be construed to permit the Company to take any of the foregoing actions with respect to the Shares or Company Stock to the extent otherwise prohibited by the terms of this Agreement, including Section 4.1(b)(vii).

Section 1.9    Treatment of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, by virtue of the Merger and without any action on the part of any holder thereof, automatically become a share of the corresponding series of preferred stock of the Surviving Corporation. To the extent necessary to effectuate the foregoing sentence, the Surviving Corporation shall file a new certificate of designation for each series of Company Preferred Stock, with the same terms and conditions, and issue to the holders of such shares of Company Preferred Stock shares of preferred stock of the Surviving Corporation evidencing such holders’ right to convert such Company Preferred Stock into Alternate Consideration (as defined in the Certificate of Designation of the applicable series of Company Preferred Stock).

Section 1.10    Treatment of Warrants. Each 2013 Warrant issued and outstanding immediately prior to the Acceptance Time, and all rights in respect thereof, shall, by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder thereof, remain a warrant of the Company pursuant to the terms of the 2013 Warrant Agreement evidencing such holder’s right to exercise such 2013 Warrant for such consideration as is provided in the 2013 Warrant Agreement.

Section 1.11    Equity-Based Compensation Plans and Awards.

(a)    Treatment of Options. At the Acceptance Time, each outstanding Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, terminate and be cancelled and converted into only the right to receive (without interest) an amount in cash (less applicable Tax withholdings) equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of such Option, and (ii) the number of Shares subject to such Option immediately prior to the Acceptance Time; provided, for the avoidance of doubt, that no cash amount shall be payable with respect to an Option that has a per share exercise price that is equal to or greater than the Offer Price, and such Option shall be cancelled and terminated without any payment or delivery being made in respect thereof. Following the Acceptance Time, no Option that was outstanding immediately prior to the Acceptance Time shall remain outstanding and each former holder of an Option shall have no further rights with respect thereto, except to receive the consideration (if any) set forth in this Section 1.11(a) in exchange for such Option in accordance with this Section 1.11(a). The Offer

Price (if any) payable under this Section 1.11(a) to each former holder of an Option that was outstanding immediately prior to the Acceptance Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Acceptance Time (but in any event not later than the second payroll cycle thereafter), net of any Taxes withheld pursuant to Section 1.13(f).

(b)    Treatment of Restricted Stock Units. At the Acceptance Time, (A) any vesting conditions applicable to each outstanding Restricted Stock Unit shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Restricted Stock Unit shall, automatically and without any required action on the part of the holder thereof, terminate and be cancelled and shall only entitle the holder of such Restricted Stock Unit to receive (without interest) an amount in cash (less applicable Tax withholding) equal to (x) the number of Shares subject to such Restricted Stock Unit immediately prior to the Acceptance Time multiplied by (y) the Offer Price. Following the Acceptance Time, no Restricted Stock Unit that was outstanding immediately prior to the Acceptance Time shall remain outstanding and each former holder of a Restricted Stock Unit shall have no further rights with respect thereto, except to receive the consideration set forth in this Section 1.11(b) in exchange for such Restricted Stock Unit in accordance with this Section 1.11(b). The Offer Price payable under this Section 1.11(b) to each former holder of a Restricted Stock Unit that was outstanding immediately prior to the Acceptance Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Acceptance Time (but in any event not later than the second payroll cycle thereafter), net of any Taxes withheld pursuant to Section 1.13(f); provided that, with respect to any Restricted Stock Unit that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Acceptance Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)    Employee Stock Purchase Plan. From and after the date of this Agreement, the Company shall cause no further offering periods to commence under the ESPP and shall adopt any necessary or applicable amendment or resolution, to (i) prohibit new participants from participating in the ESPP and prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement, (ii) provide that no offering period shall be commenced after the date of this Agreement, (iii) ensure that the applicable purchase price for shares of Company Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (iv) provide that each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall be suspended immediately following the end of the current offering period thereunder (the “Current Offering Period”) or if earlier, each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day that is seven Business Days immediately prior to the day on which the Acceptance Time occurs; provided that, in either case, all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company shares of Company Common Stock at the applicable price for the Current Offering Period and such shares of Company Common Stock shall be subject to the provisions of Section 1.8; and (v) the ESPP shall terminate in its entirety at the Acceptance Time and no further rights shall be granted or exercised under the ESPP thereafter.

(d)    Plan Matters. As soon as reasonably practicable following the date of this Agreement, and in any event at or prior to the Acceptance Time, the Company and the Company Board (and any subcommittee thereof), as applicable, shall take any such action as may be necessary or desirable to give effect to the treatment of the Options, Restricted Stock Units and the ESPP pursuant to this Section 1.11 and to cause each of the Stock Plans to be terminated immediately prior to or as of the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Options, Restricted Stock Units or any other equity-based compensation awards. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares or other capital stock of the Company to any Person pursuant to or in settlement of Options after the Effective Time.

Section 1.12    Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into the right to receive the Per Share Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall no longer be deemed to be Dissenting Shares and shall thereupon be treated as if they had been converted into the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such share of Company Common Stock, in accordance with the terms hereof, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

Section 1.13    Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the aggregate Per Share Merger Consideration in accordance with the terms of this Section 1.13. Parent shall deposit, or shall cause to deposited, with the Paying Agent at or prior to the Effective Time, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.8(a) (the “Exchange Fund”).    The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested in Specified Securities by the Paying Agent as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profits shall accrue to the benefit of the holders of shares of Company Common Stock.

(b)    Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), Parent shall cause the Paying Agent to mail to each Person who was a holder of record of shares of Company Common Stock immediately prior to the Effective Time, whose shares of Company Common Stock were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal in customary form for use in effecting the surrender of Certificates or Book-Entry Shares (which transmittal letter shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent); and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 1.13(e)) or Book-Entry Share, net of applicable Taxes withheld pursuant to Section 1.13(f), and the Certificate or Book-Entry Shares so surrendered shall then be cancelled. If payment of any Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) formerly representing shares of Company Common Stock are registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered. Until surrendered in accordance with this Section 1.13, subject to the rights of holders of Dissenting Shares, each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that the holder thereof has the right to receive in respect of the shares of Company Common Stock previously represented by such Certificate or Book-Entry Share pursuant to Section 1.8. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article I.

(c)    No Further Ownership Rights in Shares. The Per Share Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged for the aggregate Per Share Merger Consideration in immediately available funds to which the holder thereof is entitled as provided in this Article I, except as otherwise provided by Law.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains undistributed to the holders of shares of Company Common Stock at any time following the one-year anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares (other than holders of Excluded Shares) who have not theretofore complied with this Article I shall thereafter only be entitled to receive from Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.13(f)). None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by the holders of shares of Company Common Stock at the time at which such amounts would otherwise escheat to or become property of any public official shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Exchange Fund pursuant to Section 1.13(d), Parent) shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount equal to the Per Share Merger Consideration for each share of Company Common Stock represented by such lost, stolen or destroyed Certificate, net of applicable Taxes withheld pursuant to Section 1.13(f).

(f)    Withholding Rights. Parent, Merger Sub, the Surviving Corporation the Paying Agent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as Parent, Merger Sub, the Surviving Corporation, the Paying Agent or the Company are required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Paying Agent or the Company, such amount shall be

(i) paid over to the appropriate Tax Authority; and (ii) treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock, Options or Restricted Stock Units, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Paying Agent or the Company.

Section 1.14    Further Action. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized in the name of each of Merger Sub and the Company, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Company SEC Report filed with the SEC and publicly available prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date of this Agreement), other than (i) any information that is contained in the “Risk Factors” section of such Company SEC Reports and (ii) any forward-looking statements, or other statements that are cautionary, predictive or forward-looking in nature, contained in such reports (it being agreed and understood that nothing disclosed in the Company SEC Reports shall be deemed to modify Section 2.2); or (b) set forth on the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that, except with respect to Section 2.2 and Section 4.1, any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1    Organization and Qualification; Organizational Documents.

(a)    Each of the Company and its Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, except, in the case of the Company’s Subsidiaries, where such failure to be so duly organized, validly existing and in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite organizational power and authority to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except, in the case of the Company’s Subsidiaries, where any failures to possess such organizational power and authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified, authorized or licensed to do business as a foreign entity and is in good standing, where applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, authorization or licensing necessary, except where any failures to be so incorporated, qualified, authorized, licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    The Company has made available to Parent prior to the date of this Agreement complete and correct copies of the Certificate of Incorporation, the Bylaws, and any other Organizational Documents of each of the Company and its Subsidiaries, and the Certificate of Incorporation, the Bylaws, and any other Organizational Documents of each of the Company and its Subsidiaries provided to Parent prior to the date of this Agreement are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation in any material respect of any of the provisions thereof.

Section 2.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 130,000,000 shares of Company Common Stock, 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which (A) 10,000 shares are designated as Series A Preferred Stock, (B) 5,333 are designated as Series B Preferred Stock, (C) 7,500 are designated as Series C Preferred Stock, (D) 17,250 are designated as Series D Preferred Stock and (E) 1,818 are designated as Series E Preferred Stock, and 12,500 shares of class UA preferred stock, no par value (the “UA Preferred Stock” and, together with the Company Preferred Stock and the Company Common Stock, the “Company Stock”).

(b)    As of the close of business on January 30, 2018 (A) 50,618,832 shares of Company Common Stock were issued and outstanding, (B) 2,500 shares of Series A Preferred Stock were issued and outstanding with a conversion ratio of 166.67, (C) 5,333 shares of Series B Preferred Stock were issued and outstanding with a conversion ratio of 166.67, (D) 7,500 shares of Series C Preferred Stock were issued and outstanding with a conversion ratio of 166.67, (E) 17,250 shares of Series D Preferred Stock were issued and outstanding with a conversion ratio of 166.67, (F) 1,818 shares of Series E Preferred Stock were issued and outstanding with a conversion ratio of 1,000, (G) 12,500 shares of UA Preferred Stock were issued and outstanding, (H) 833,333 shares of Company Common Stock were subject to purchase under the 2013 Warrants at an exercise price of $30.00 and (I) 8,116 shares of Company Common Stock were subject to purchase under the 2011 Warrants at an exercise price of $18.48. Such issued and outstanding shares of Company Stock have been, and all shares of Company Common Stock which may be issued prior to the Effective Time will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights under any provision of the DGCL or the Certificate of Incorporation, Bylaws or other Organizational Document of the Company or any agreement to which the Company is a party or by which the Company is otherwise bound.

(c)    As of the date of this Agreement, (i) 416,673 shares of Company Common Stock were reserved for issuance upon conversion of the Series A Preferred Stock; (ii) 888,851 shares of Company Common Stock were reserved for issuance upon conversion of the Series B Preferred Stock; (iii) 1,250,022 shares of Company Common Stock were reserved for issuance upon conversion of the Series C Preferred Stock; (iv) 2,875,055 shares of Company Common Stock were reserved for issuance upon conversion of the Series D Preferred Stock; (v) 1,818,000 shares of Company Common Stock were reserved for issuance upon conversion of the Series E Preferred Stock; (vi) 8116 shares of Company Common Stock were reserved for issuance upon exercise of the 2011 Warrants; and (vii) 833,333 shares of Company Common Stock were reserved for issuance upon exercise of the 2013 Warrants. The shares of Company Common Stock issuable pursuant to the Certificates of Designation and Warrants have been duly reserved for issuance by the Company, and upon any issuance of such shares of Company Common Stock in accordance with the terms of the Certificates of Designation or Warrant Agreements, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

(d)    As of the date of this Agreement, (i) 9,763,900 shares of Company Common Stock were reserved for issuance under the Stock Plans, including 3,169,129 shares of Company Common Stock subject to issuance upon exercise of outstanding Options and 393,761 shares of Company Common Stock subject to issuance under outstanding Restricted Stock Units; and (ii) 4,237 shares of Company Common Stock were reserved for issuance under the Company’s 2010 Employee Stock Purchase Plan (the “ESPP”).

(e)    Section 2.2(e) of the Company Disclosure Letter sets forth a complete and accurate list of all outstanding Options and Restricted Stock Units as of the close of business on January 30, 2018 indicating for each such Option and Restricted Stock Unit: (i) the name of the holder thereof, (ii) the date of grant, and (iii) for each Option, the exercise price. The Company has made available to Parent complete and accurate copies of all (w) Stock Plans; (x) forms of agreements evidencing Options; (y) forms of agreements evidencing Restricted Stock Units; and (z) all agreements evidencing Options or Restricted Stock Units that materially deviate from the forms of agreements described in (x) and (y). Each Option and Restricted Stock Unit (A) was issued in accordance with the terms of the Stock Plan under which it was granted, if applicable, and all applicable Laws and (B) qualifies for the Tax and accounting treatment afforded to such Option and Restricted Stock Unit, as applicable, in the Company’s Tax returns and the Company SEC Reports, respectively and is not subject to Section 409A of the Code. Each Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code. Each Option has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of grant of such Option.

(f)    Except as set forth in this Section 2.2, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company; or (iv) Company-issued restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). The Company is not a party to any agreement (voting or otherwise)

with respect to any Company Securities. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(g)    All of the outstanding shares of capital stock of and other voting or equity interests in each of the Company’s Subsidiaries have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record wholly by the Company or one of the Company’s wholly-owned Subsidiaries, free and clear of any Liens. No shares of capital stock of any of the Company’s Subsidiaries are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of any of the Company’s applicable Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party or otherwise bound. There are no issued or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in any of the Company’s Subsidiaries (other than those held by the Company or any of the Company’s Subsidiaries); (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company; (iii) warrants, calls, options or other rights to acquire from any of the Company’s Subsidiaries, or other obligation of any of the Company’s Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries; or (iv) Company Subsidiary-issued restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of any of the Company’s Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Subsidiary Securities”). Neither the Company nor any of its Subsidiaries are a party to any agreement (voting or otherwise) with respect to any Subsidiary Securities. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities. Section 2.1(g) of the Company Disclosure Letter contains a true and complete list of all of the Company’s Subsidiaries and the jurisdictions in which each is organized. None of the Company’s Subsidiaries own any shares of Company Common Stock.

(h)    There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries, restricting the transfer of, affecting the voting rights of, requiring the registration for sale of, granting any preemptive or antidilutive rights with respect to, or requiring the repurchase, redemption, disposition or acquisition of, or containing any right of first refusal with respect to, any Indebtedness of the Company or any of its Subsidiaries or any Company Securities or Subsidiary Securities.

(i)    Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or debt securities in any Person, other than the Company’s or a Company’s Subsidiary’s ownership of Subsidiary Securities.

Section 2.3    Authorization; No Conflict; Voting Requirements.

(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder and, assuming that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. No other corporate action on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement or the consummation by it of the Transactions, subject only, in the case of consummation of the Transactions (assuming that the Transactions are consummated in accordance with Section 251(h) of the DGCL), to filing of the Certificate of Merger with the Secretary of State of the State of Delaware. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company’s stockholders or any holder of Company Securities is required to authorize or adopt this Agreement or to consummate the Transactions. If the Merger were instead consummated in accordance with 251(c) of the DGCL (which is not contemplated hereby), the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at a stockholders meeting in favor of the adoption of this Agreement would be sufficient to adopt this Agreement in accordance with applicable Law and the Certificate of Incorporation, Bylaws and any other Organizational Documents of the Company, and no other approval or consent of any holder of Company Securities would be required for the Company to execute, deliver and perform its obligations under this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement by the Company, nor the performance or consummation by the Company of the Transactions will, (i) result in a violation or breach of or conflict with the Certificate of Incorporation, Bylaws or any other Organizational Documents of the Company or any of its Subsidiaries; (ii) result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon, any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Company Material Contract; or (iii) subject to obtaining the Consents referred to in Section 2.3(c), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, with respect to the events described in the foregoing clauses (ii) and (iii) and, as individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)    No Consent with or of any United States federal, state or local governmental, quasi-governmental or regulatory authority, court, body or instrumentality or any governmental, quasi-governmental or regulatory authority, court, body or instrumentality outside of the United States (each, a “Governmental Authority”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading or under any Law is necessary to be obtained or made by the Company in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing and dissemination of the Offer Documents and Schedule 14D-9, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states or jurisdictions in which the Company and its Subsidiaries are qualified to transact business; (iii) such Consents as may be required to comply with the rules of NASDAQ; (iv) such Consents as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (v) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and under any Other Antitrust Laws; (vi) the other Consents with or of Governmental Authorities set forth in Section 2.3(c) of the Company Disclosure Letter; and (vii) such other Consents which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    The Company Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, are fair to and in the best interests of the Company and its stockholders, (ii) approving this Agreement and declaring it advisable, (iii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolving that the Merger shall be effected under Section 251(h) of the DGCL, and (v) recommended that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(e)    Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7, (i) the Company Board has taken all action necessary so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of execution of this Agreement or the consummation of the Transactions in the manner contemplated hereby and (ii) no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any applicable Law (“Takeover Laws”) is applicable to Parent, the Company, the Company Securities, this Agreement, or the Transactions.

Section 2.4    SEC Reports and Financial Statements.

(a)    Since January 1, 2016, the Company has filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed by the Company with the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents filed or furnished, as they have been supplemented, modified or amended since the date of filing, are referred to herein as the “Company SEC Reports.” None of the Company’s Subsidiaries is required to file or furnish any reports with the SEC pursuant to the Exchange Act. Each of the Company SEC Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be), in each case giving effect to any amendments thereto filed prior to the date hereof. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) none of such Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case giving effect to any amendments thereto filed prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports. To the Company’s Knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

(b)    The audited and unaudited consolidated balance sheets, and the related consolidated statements of operations, stockholders’ equity, and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in any Company SEC Report (collectively, the “Company Financial Statements”) (i) complied at the time they were filed, or, in the case of Company Financial Statements filed after the date of this Agreement, will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared, or, in the case of Company Financial Statements filed after the date of this Agreement, will be prepared, in conformity with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein), (iii) present fairly, or, in the case of Company Financial Statements filed after the date of this Agreement, will present fairly, in all material respects in conformity with GAAP the financial position and the results of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments) and (iv) were prepared from, and in accordance with, or, in the case of Company Financial Statements filed after the date of this Agreement, will be prepared from and be prepared in accordance with, the books and records of the Company. Except as disclosed or reflected in the Company Financial Statements filed prior to the date of this Agreement, the Company does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than (A) liabilities or obligations incurred in the Ordinary Course of Business since September 30, 2017 (the “Balance Sheet Date”), (B) liabilities or obligations incurred in connection with the Transactions, or (C) liabilities that do not, and would not reasonably be expected to exceed $500,000.

(c)    Neither the Company nor any of its Subsidiaries is a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the intended results, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

(d)    The Company and its Subsidiaries are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder (the “Sarbanes-Oxley Act”). With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2016, the Company’s chief executive officer and chief financial officer have made all certifications required by the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied, as to form in all material respects, with the applicable provisions of the Sarbanes-Oxley Act.

(e)    The Company maintains a system of disclosure controls and procedures (as defined in Rules 13a-15 or 15d-15 promulgated under the Exchange Act) designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ.

(f)    The Company’s chief executive officer and its chief financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board and to Parent, (i) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Rule 13a-15(f) of the Exchange Act) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g)    Since December 31, 2016 through the date hereof, the Company has not identified any material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. These internal controls include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that transactions are executed in accordance with management’s general or specific authorizations; (iii) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

Section 2.5    Absence of Material Adverse Changes, etc. Since the Balance Sheet Date until the date of this Agreement, there has not been or occurred any event, change, effect, occurrence or development of a state of facts that, individually or in the aggregate, has had, and would reasonably be expected to have, a Company Material Adverse Effect. From the Balance Sheet Date until the date of this Agreement, except as contemplated hereby, and except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (a) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and (b) the Company has not taken any action that would have required Parent’s consent under Section 4.1 had such action or event occurred after the date of this Agreement (other than actions or events of the kind set forth in Section 4.1(b)(viii), Section 4.1(b)(ix), Section 4.1(b)(xi), Section 4.1(b)(xxii), Section 4.1(b)(xxiv) or Section 4.1(b)(xxvi) (to the extent relating to the foregoing Sections) that have been taken or occurred in the Ordinary Course of Business).

Section 2.6    Absence of Litigation. As of the date of this Agreement, there are no (a) Actions pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of their respective properties or assets, or (b) Judgments outstanding (or to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries, in each case that would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 2.7    Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9 (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, at the respective times the Schedule 14D-9 and the Offer Documents are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the

Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.

Section 2.8    [Reserved].

Section 2.9    Broker’s or Finder’s Fees. Except for the Company Financial Advisor, no agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission, opinion, retainer or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which the Company Financial Advisor is entitled to any fees and expenses in connection with any of the Transactions.

Section 2.10    Employee Plans.

(a)    Section 2.10(a) of the Company Disclosure Letter sets forth, with respect to each employee of the Company as of the date of this Agreement, (i) the date as of which such employee was originally hired by the Company or any of its Subsidiaries, and whether the employee is on an active or inactive status, (ii) such employee’s title, (iii) such employee’s annualized compensation as of the date of this Agreement, (iv) such employee’s vacation eligibility and severance pay potential, and (v) the work location of such employee.

(b)    Section 2.10(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or benefits to any current or former director, officer, employee or consultant of the Company or any ERISA Affiliate, which is maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, retirement, deferred compensation, vacation, holiday, fringe benefit, cafeteria, medical, disability, sick leave, life insurance, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other stock-based compensation plans, change-in-control, retention, transaction or severance agreements, policies, programs, practices or arrangements. None of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c)    With respect to each Employee Benefit Plan, the Company has made available to Parent accurate and complete copies of (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, annuity contracts, insurance contracts or other funding vehicles and all amendments thereto, (ii)

all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Employee Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Employee Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Employee Benefit Plan and any pending request for such a determination letter, (vi) the three most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan, (vii) any communications from a Governmental Authority, (viii) each material Contract or agreement relating to such Employee Benefit Plan, and (ix) all private letter rulings, requests and letters issued with respect to any Employee Benefit Plan and filings, summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2003-44 or 2006-27 and any predecessor or successor thereto) or the Voluntary Fiduciary Correction, Delinquent Filer Voluntary Compliance programs or Closing Agreement Programs with respect to the Employee Benefit Plans.

(d)    (i) Each Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan; (iii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Employee Benefit Plan in respect of current or prior plan years has been paid or accrued in accordance with GAAP, and (iv) there are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority involving any Employee Benefit Plan.

(e)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination or opinion letter from the IRS to the effect that such Employee Benefit Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the Knowledge of the Company, nothing has occurred and no condition exists which could reasonably be expected to result in the loss of such qualification or the imposition of any liability, penalty or Tax under ERISA or the Code.

(f)    Neither the Company nor any of its ERISA Affiliates has within the last six years (i) sponsored, maintained or been obligated to contribute to an Employee Benefit Plan that is or was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) maintained, established, participated in or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)    None of the Employee Benefit Plans promises or provides retiree or post-termination medical or other retiree welfare benefits or post-termination benefits to any Person, and none of the Company or its Subsidiaries has any obligation to provide such benefits, except as required by applicable Law.

(h)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries is in documentary compliance with, and has been operated in all material respects in compliance with, Section

409A of the Code, the applicable proposed and final regulations thereunder, and any applicable IRS guidance. Each Option was granted with an exercise price that was not less than the fair market value of the underlying Company Common Stock on the date the Option was granted, in accordance with Section 409A of the Code and applicable law. Each Restricted Stock Unit is required by the terms of the applicable award agreement to be settled on the date such unit first becomes vested or otherwise settled within the “short-term deferral” period under Section 409A of the Code or otherwise complies with Section 409A of the Code. The Company or any of its Subsidiaries do not have any liability or obligation to provide any gross-up, or any other payment or reimbursement, of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Stock Plan that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code.

(i)    Except as set forth on Section 2.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any of the Transactions, alone or in connection with any other event, will (i) result in any payment becoming due to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) increase the amount of any compensation due or any benefits under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit under any Employee Benefit Plan or (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Benefit Plan or otherwise give rise to any material liability under any Employee Benefit Plan.

(j)    Except as set forth on Section 2.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any of the Transactions, alone or in connection with any other event will give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Code.

(k)    No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

Section 2.11    Taxes.

(a)    All federal income Tax Returns and other material Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, in accordance with applicable Law, and all such Tax Returns are correct and complete in all material respects. The Company has paid, or caused to be paid, in full on a timely basis all federal income Taxes and material amounts of other Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown to be due on any Tax Returns) or has established in accordance with GAAP an adequate accrual therefor in the Company Financial Statements, and there are no material Liens on any of the assets or properties of the Company or any of its Subsidiaries with respect to Taxes other than Permitted Liens.

(b)    No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(c)    Neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is required to file Tax Returns in, or pay Taxes to any Governmental Authority in, that jurisdiction.

(d)    All deficiencies for income Taxes and material amounts of other Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly and adequately reflected in the most recent Company Financial Statements.

(e)    Neither the Company nor any of its Subsidiaries: (i) is or has been included in any “consolidated,” “affiliated,” “unitary” or “combined” Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period (other than any such Tax Return filed by the Company as parent of the Tax group); or (ii) has incurred any liability for the payment of any Taxes for or to any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by contract (other than customary Tax indemnification or allocation provisions in Contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes), or otherwise.

(f)    The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    During the past two years or otherwise as part of a plan with the Transactions, neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)    Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing, allocation, indemnity, or similar agreement, other than customary Tax indemnification or allocation provisions in Contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes.

(i)    Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation for any claim for or collection of Taxes of the Company or any of its Subsidiaries.

(j)    Neither the Company nor any of its Subsidiaries will be required to include any material amounts in, or exclude any material item of deduction from, income for any period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting occurring prior to the Effective Time; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Time; (iii) a prepaid amount received, or paid, prior to the Effective Time; (iv) deferred gains arising prior to the Effective Time; or (v) election pursuant to Section 108(i) of the Code.

(k)    The Company and each of its Subsidiaries has complied in all material respects with applicable Laws related to the withholding of Taxes and has withheld and paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under applicable Law.

(l)    Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m)    Since January 1, 2016, all payments by, to, or among the Company and any of its Subsidiaries, have complied in all material respects with all applicable transfer pricing requirements imposed by any Governmental Authority, and the Company has made available to Parent accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company or any of its Subsidiaries.

(n)    Neither the Company nor any of its Subsidiaries is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(o)    The “section 965(a) inclusion amount” as defined in Notice 2018-07, I.R.B. 2018-04, with respect to each of the Company’s Subsidiaries does not exceed the amount set forth with respect to such Subsidiary in Section 2.11(o) of the Company Disclosure Letter.

Section 2.12    Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)    The Company and its Subsidiaries are, and for the past three years have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and Authorizations, if any, required under Environmental Laws in connection with the operation of the business of the Company and its Subsidiaries.

(b)    There are no pending or, to the Knowledge of the Company, threatened, demands, claims, investigations, proceedings, orders, indemnities, information requests, or notices against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any property currently owned or leased by the Company or any of its Subsidiaries alleging non-compliance with or liability (contingent or otherwise) under any Environmental Law.

(c)    Neither the Company nor any of its Subsidiaries have stored, Released, used or disposed of any Hazardous Substances in a manner that does, or would reasonably be expected to, give rise to any liability (contingent or otherwise) under any Environmental Law.

Section 2.13    Compliance with Laws; Authorizations . Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all Laws applicable to the Company or its Subsidiaries or by which they or their respective businesses, assets or properties is bound. Since January 1, 2016 through the date hereof, the Company has not received any written notice or written notification issued by a Governmental Authority stating that the Company or any of its Subsidiaries is not in material compliance with any Law. The Company and each of its Subsidiaries (a) have all approvals, authorizations, certificates, registrations, licenses, exemptions, variances, clearances, commissions, permits, consents, permissions, qualifications, orders and other rights from, and have made all declarations, notices, and filings with, all applicable Governmental Authorities (collectively, “Authorizations”) necessary for them to lawfully own, lease and operate their respective properties and assets and conduct their respective businesses as presently conducted, and all such Authorizations are in full force and effect, (b) are not subject to any Action that could result in any modification, termination or revocation of any Authorization and, to the Company’s Knowledge, no suspension or cancellation of any such Authorizations is threatened and (c) are in compliance with the terms and requirements of all Authorizations, except for such Authorizations the absence or the failure of which to be in full force and effect, the modification, termination or revocation of, suspension or cancellation of, or non-compliance with, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 2.13 does not relate to environmental matters, which are the subject of Section 2.12, employee benefit matters, which are the subject of Section 2.10, Taxes, which are the subject of Section 2.11, anti-corruption matters, which are the subject of Section 2.14 or regulatory/health law compliance matters, which are the subject of Section 2.15.

Section 2.14    FCPA and Anti-Corruption.

(a)    None of the Company, its Subsidiaries, or, to the Company’s Knowledge, any Representative or Affiliate of the Company (in each case, acting in the capacity of a representative or agent of the Company or any of its Subsidiaries) or any other Person acting on behalf of the Company has directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political party or campaign, official of any public international organization or official of any state-owned enterprise; (iii) violated any provision of, as applicable, (x) the Foreign Corrupt Practices Act of 1977 and the Anti-Kickback Act of 1986, each as amended, and (y) the Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries that relates to bribery, corruption or money laundering (collectively, “Anti-Bribery Laws”); (iv) established or maintained any unlawful fund of corporate monies or other properties; or (v) made or proposed to make any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, including to healthcare providers or those employed by any governmental institutions. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written communication from any Person that alleges any of the foregoing.

(b)    None of the Company, its Subsidiaries or, to the Company’s Knowledge, any Representative or Affiliate of the Company (in each case, acting in the capacity of a representative or agent of the Company or any of its Subsidiaries) or any other Person acting on behalf of the Company, has been subject to any Actions or Judgments, or made any voluntary disclosures to any Governmental Authority, involving the Company in any way relating to applicable Anti-Bribery Laws.

Section 2.15    Regulatory Matters.

(a)    (i) The Company and each of its Subsidiaries are, and since January 1, 2016, has been in material compliance with all applicable Health Care Laws, which affect the business, Product Candidates, properties, assets and activities of the Company or any of its Subsidiaries, (ii) there is no pending or, to the Company’s Knowledge, threatened in writing Action against the Company or any of its Subsidiaries alleging any violation by the Company of any such Health Care Law, (iii) each Product Candidate has been developed, manufactured, labeled, stored, tested and otherwise produced in material compliance with applicable Health Care Laws, (iv) each of the Company and its Subsidiaries holds, and is operating and has operated in material compliance with, all Regulatory Authorizations required by applicable Health Care Laws relating to the business, Product Candidates, properties, assets and activities of the Company and its Subsidiaries, and (v) each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Regulatory Authorizations and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof.

(b)    With respect to each Product Candidate, the Company has made available to Parent complete and accurate copies of all material applications (including each IND), registrations, licenses, waivers, accreditations, authorizations, approvals, and clinical and preclinical data in the possession or control of the Company and its Subsidiaries and all material written correspondence between the Company or its Subsidiaries and the applicable Regulatory Authorities (including minutes and official contact reports of communications with any applicable Regulatory Authorities) and all material supporting documents, in each case as requested by Parent.

(c)    All preclinical and clinical trials conducted by the Company or any of its Subsidiaries, or by any Person acting on behalf of the Company or any of Subsidiaries, are being, or have been, conducted in material compliance with the required experimental protocols, procedures and controls, and all applicable Health Care Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, all applicable requirements of Good Clinical Practices and Good Laboratory Practices, informed consent and the requirements and conditions imposed by the relevant “Institutional Review Board,” as such term is defined by the FDA, and all applicable Health Care Laws of the relevant Regulatory Authorities outside the United States. No clinical trial conducted by the Company or any of its Subsidiaries or by any Person acting on behalf of the Company or any of its Subsidiaries has been terminated or suspended by the FDA or any other applicable Regulatory Authority or

Institutional Review Board, and neither the FDA nor any other applicable Regulatory Authority has commenced or threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by the Company or any of its Subsidiaries or by any Person acting on behalf of the Company or any of its Subsidiaries.

(d)    All manufacturing operations conducted by the Company and its Subsidiaries, or, to the Knowledge of the Company, by any Person acting on behalf of, or for the benefit of, the Company or its Subsidiaries, with respect to any Product Candidate being used in human clinical trials have been and are being conducted in all material respects in accordance with the applicable requirements of Good Manufacturing Practices. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries has, with respect to any Product Candidate, (i) been subject to a Regulatory Authority (including FDA) shutdown or import or export prohibition or (ii) received any FDA Form 483, or other Regulatory Authority notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any change to any Product Candidate or any of the Company’s or its Subsidiaries’ processes or procedures, or any similar correspondence or notice from the FDA or any other Regulatory Authority in respect of the Company or its Subsidiaries or their respective business operations alleging or asserting noncompliance with any applicable Health Care Law, permit or such requests or requirements of a Regulatory Authority and, to the Knowledge of the Company, neither the FDA nor any other Regulatory Authority is considering such action.

(e)    All applications, notifications, submissions, information, claims, reports, statistics and other data required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by the Company or its Subsidiaries for any Product Candidate have been so filed, maintained or furnished. All applications, notifications, submissions, information, claims, reports, statistics and other data submitted in connection with any and all Regulatory Authorizations from the FDA or any other Regulatory Authority relating to the Company and its Subsidiaries, their business operations, Product Candidates, when submitted to the FDA or such other Regulatory Authority were complete and accurate in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or such other Regulatory Authority. None of the Company, its Subsidiaries, or any of their respective officers, employees, agents or, to the Knowledge of the Company, any clinical investigator acting for the Company or any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company, its Subsidiaries, or any of its officers, employees, agents or, to the Knowledge of the Company, any clinical investigator acting for the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(f)    No Product Candidate that is or has been manufactured, tested, distributed, or marketed by or on behalf of the Company or any of its Subsidiaries has been recalled,

withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such Product Candidate or pre-market approvals or marketing authorizations are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its Affiliates, nor have any such proceedings been pending since January 1, 2016. The Company and its Subsidiaries have made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature and unpublished scientific papers relating to any Product Candidate that is or has been manufactured, tested, distributed, or marketed by or on behalf of the Company or any of its licensors or licensees in the possession of the Company (or to which it has access). In addition, the Company and its Subsidiaries have timely filed all annual and periodic reports, amendments and safety reports required for any of its Product Candidates required to be made to the FDA or any other Regulatory Authority.

(g)    The Company and its Subsidiaries have complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et. seq.), including the regulations promulgated thereunder and (ii) any applicable state or foreign privacy Laws applicable in any other jurisdiction in which the Company or its Subsidiaries operate.

Section 2.16    Intellectual Property.

(a)    Section 2.16(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all of the following Intellectual Property that is owned or purported to be owned by or exclusively licensed to the Company and its Subsidiaries: (i) Patents related to the Compounds or that are otherwise material, (ii) registered Trademarks and pending applications for registration of Trademarks, (iii) Internet domain names, (iv) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”), and (v) material unregistered Trademarks (for which there are no pending applications). To the Knowledge of the Company, all of the material Company Registered Intellectual Property is subsisting and in full force and effect and, other than any pending applications therefor, valid and enforceable, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of registering such Company Registered Intellectual Property or maintaining such Company Registered Intellectual Property in full force and effect.

(b)    The Company or one of its Subsidiaries, as applicable, is the sole and exclusive owner of, or has a license, sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property necessary to conduct the businesses of the Company and its

Subsidiaries as presently conducted, free and clear of all Liens (other than Permitted Liens); provided, however, that this sentence shall not be construed as a representation and warranty of non-infringement of any third party rights. For the avoidance of doubt, to the extent the Company or any of its Subsidiaries has been granted licenses to Patents owned by a third party, such licenses are Company Material Contracts, and the Company has made available to Parent copies of all such licenses, including any amendments thereto. No third party has any joint ownership interest in any inventions claimed by any issued Patents or pending claims in any applications for Patents included in the Company Registered Intellectual Property.

(c)    The Company and its Subsidiaries have diligently prepared or are diligently preparing to file Patent applications for all potentially patentable inventions within the Company Registered Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries in a commercially reasonable manner and within a commercially reasonable time period to avoid statutory disqualification under 35 U.S.C. § 102 of any potential Patent application, except, where in the exercise of reasonable business judgment, the Company has decided not to file an application for a Patent on a potentially patentable invention. To the Knowledge of the Company, the Company and each of its Subsidiaries and each owner of any Company Registered Intellectual Property exclusively licensed to the Company have complied in all material respects with all Laws regarding the duty of disclosure, candor and good faith in connection with each material Patent and Patent application included in the Company Registered Intellectual Property. To the Knowledge of the Company, no act has been done or omitted to be done by the Company or any of its Subsidiaries which has had or would reasonably be expected to render any material Patent contained in the Company Registered Intellectual Property unenforceable or, in the case of any claims of pending Patent applications, rendering such claims unpatentable.

(d)    To the Knowledge of the Company (i) the conduct of the businesses of the Company and its Subsidiaries as presently conducted (including the research, development, manufacture, marketing, promotion, offering for sale, sale or other commercialization, shipment, import, export or distribution, as applicable, of any Compound) has not infringed, misappropriated or otherwise violated and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, and (ii) no third party has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any of the Company Registered Intellectual Property or any other material Company Intellectual Property, and no such claims have been made against any third party by the Company or any of its Subsidiaries.

(e)    Except as set forth in Section 2.16(e) of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person (other than, for clarity, routine office actions with respect to pending applications), and, the Company and its Subsidiaries have not and, to the Knowledge of the Company, no other Person has received any written notice from any Person since January 1, 2015, in each case, pursuant to which any Person (i) is alleging or has alleged that the conduct of the businesses of the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party (including in the form of an invitation to enter into a license), or (ii) contesting the use, ownership, priority, validity or enforceability of any of the Company Registered Intellectual Property or any other material Company Intellectual Property, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries. None of the Company Registered Intellectual Property or any other material Company Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent, covenant not to sue, ruling or other disposition of dispute that adversely restricts the use, licensing, transfer or registration of, or adversely affects the validity, scope, use, registerability or enforceability of or the Company and its Subsidiaries’ rights to, any such Company Registered Intellectual Property or such Company Intellectual Property.

(f)    No past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Company Intellectual Property. The Company and each of its Subsidiaries have entered into duly-executed, valid and enforceable written agreements with each of their past and present directors, officers, employees, consultants and independent contractors who are or were engaged in creating or developing for the Company any material Intellectual Property in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence, and (ii) presently assigned to the Company or its Subsidiaries, as applicable, all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or its Subsidiaries, as applicable in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material uncured breach by either party under any such agreement.

(g)    The Company and each of its Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property. No Trade Secret material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Company’s or its Subsidiaries’ past or present employees or any third person, in each case other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.

(h)    To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or educational institution obtaining ownership of, or use rights to, such Company Intellectual Property, and does not require or otherwise obligate the Company or any of its Subsidiaries to grant or offer to any such Governmental Authority or educational institution any license or other right to such Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of the Company Intellectual Property has performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(i)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) are sufficient for the conduct of their businesses as presently conducted; (ii) in the last 12 months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the businesses of the Company or its Subsidiaries; and (iii) to the Knowledge of the Company, in the past 12 months, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.

(j)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not (i) result in or require the grant, assignment or transfer to any other Person (other than to Parent, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any material Company Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries or any of the Intellectual Property of Parent, Merger Sub or any of their respective Affiliates; or (ii) cause a loss or impairment of any material Company Intellectual Property.

Section 2.17    [Reserved].

Section 2.18    Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is the subject of, nor, to the Company’s Knowledge, is there threatened, any proceeding, arbitration or grievance asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to the Company’s Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, nor have there been any such actions within the past three years.

(b)    The Company and its Subsidiaries are not and have never been a party to, nor are they currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization. To the Company’s Knowledge, there are no union organizing activities or proceedings by an individual or group of individuals, including representatives of labor organization or labor unions, to organize any employees the Company or its Subsidiaries, nor have there been any such activities within the past three years.

(c)    Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, benefits, labor, terms and conditions of employment, occupation safety and health, and the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local “mass layoff” or “plant closing” law, and the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

(d)    Neither the Company nor any of its Subsidiaries is party to, nor is it otherwise bound by, any consent decree or settlement agreement with any Governmental Authority relating to employees or employment practices.

(e)    Except as would not, and would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, no Action is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, wrongful termination of employment, misclassification as an individual consultant rather than as an employee, or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment relationship or obligations as an employer.

Section 2.19    Material Contracts.

(a)    Section 2.19(a) of the Company Disclosure Letter contains a complete and accurate list of each of the Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement. As used in this Agreement, “Company Material Contract” means, as of the date hereof, each of the following, together with all material Ordinary Course Intellectual Property Contracts:

(i)    each “material contract” of the Company or any of its Subsidiaries, as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)    each non-competition or other Contract to which the Company or any of its Subsidiaries is a party that (A) restricts the ability of the Company or any of its Affiliates to compete in any business, product market or therapeutic area or in any geographical area, (B) requires the Company or any of its Affiliates to conduct any business on a “most favored nations” basis with any third party, (C) grants a third party development rights or marketing or distribution rights relating to any Product Candidate, (D) requires the Company or any of its Affiliates to purchase a minimum quantity of goods or supplies relating to any Product Candidate in favor of any third party or (E) provides for continuing “exclusivity” or any similar requirement in favor of any third party;

(iii)    each Contract under which the Company or any of its Subsidiaries (A) licenses, assigns, grants or conveys material Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs available at a cost of not more than $150,000 in aggregate), or (B) develops any material Intellectual Property, itself or through a third party, except, in each case, for such license or development Contracts that are Ordinary Course Intellectual Property Contracts;

(iv)    each Contract (other than Company Leases and Employee Benefit Plans) to which the Company or any of its Subsidiaries is a party that provides for aggregate payments or receipts in excess of $500,000 per year;

(v)    each Contract to which the Company or any of its Subsidiaries is a party with any academic institution, research center or Governmental Authority that provides for (A) research and development or similar activities involving any Intellectual Property or other assets, other than any Ordinary Course Intellectual Property Contract or (B) the provision of funding to the Company or any of its Subsidiaries for research and development or similar activities involving any material Intellectual Property or other assets;

(vi)    each Contract to which the Company or any of its Subsidiaries is a party relating to indebtedness for borrowed money or any financial guaranty, in each case with respect to a principal amount in excess of $500,000;

(vii)    each Contract to which the Company or any of its Subsidiaries is a party that provides for the acquisition or disposition, directly or indirectly, of any assets (in each case for aggregate consideration in excess of $100,000) or businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any material purchase price adjustment, “earn-out,” payment or other material obligations on the part of the Company or any of its Subsidiaries;

(viii)    each Contract to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, royalty payments, achievement of results payments, milestone payments, “earn-out” or other contingent payment obligations (other than (A) indemnification or performance guarantee obligations or (B) milestone payments or similar transaction-based expenses and fees pursuant to clinical trial and similar Contracts, in each case provided for in the Ordinary Course of Business), in each case that could result in payments in excess of $250,000;

(ix)    each Contract to which the Company or any of its Subsidiaries is a party that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries or that limits or proposes to limit the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any assets or businesses;

(x)    each Contract to which the Company or any of its Subsidiaries is a party that obligates the Company to make any capital commitment, loan or expenditure, in an amount in excess of $250,000;

(xi)    other than Options, Restricted Stock Units and the ESPP, each Contract that requires the Company, or any successor thereto or acquirer thereof, to make any payment (whether severance or otherwise) to another person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(xii)    each Contract to which the Company or any of its Subsidiaries is a party with any Governmental Authority, in each case that could result in payments in excess of $250,000 (other than for or in respect of any Tax) per year, except for clinical trial and similar Contracts entered into with foreign Governmental Authorities;

(xiii)    each Contract to which the Company or any of its Subsidiaries is a party that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture or similar entity;

(xiv)    each Contract with or binding upon the Company or any of its Subsidiaries or any of their properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xv)    each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or any of its Subsidiaries leases or subleases any material real property with annual lease payments in excess of $500,000 (collectively “Company Leases”); and

(xvi)    each material Contract to which the Company or any of its Subsidiaries is a party for the research, development, testing, distribution, sale, supply, license, marketing, promotion, manufacturing or commercialization of tucatinib (also known as ONT-380), but only to the extent not already disclosed pursuant to the foregoing clauses (i) to (xv).

(b)    Each Company Material Contract is valid, binding and enforceable on the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be binding, enforceable or in full force and effect has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract, and, to the Knowledge of the Company, there are no disputes arising out of or relating to any Company Material Contract. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.20    Properties.

(a)    The Company and its Subsidiaries do not own, and have never owned, any real property.

(b)    The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets. There are no Liens (other than Permitted Liens) on any such tangible property or assets.

(c)    Section 2.20(c) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Leases and the address for each of the premises which the Company or its Subsidiaries use or occupy, or has a right to use or occupy. The real property leased or occupied under any of the Company Leases shall hereinafter be referred to as the “Leased Real Property.” As of the date hereof, the Company or one of its Subsidiaries holds a valid leasehold interest in each Company Lease and each Company Lease is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, neither the Company nor any of its Subsidiaries (i) is in material default under any of the Company Leases, (ii) the Company and its Subsidiaries do not lease, sublease or license any of the Leased Real Property to any Person, and (iii) neither the Company, any of its Subsidiaries nor any other party to any Company Lease has delivered any notice of termination of such Company Lease to any other party thereunder.

(d)    The Company has made available to Parent complete and correct copies of all Company Leases, each as amended to the date of this Agreement.

Section 2.21    Fairness Opinion. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Offer Price and the Per Share Merger Consideration to be received by the holders of Company Common Stock (other than Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (such opinion, the “Fairness Opinion”).

Section 2.22    Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance with insurers in such amounts and against such risks as the management of the Company and its Subsidiaries has in good faith determined to be prudent and appropriate, (b) all material insurance policies maintained by or on behalf of the Company and its Subsidiaries as of the date of this Agreement are in full force and effect on the date hereof and all premiums due on such policies have been paid by the Company or its Subsidiaries, and (c) the Company and its Subsidiaries are not in breach or default under such policies where such breach or default would permit cancellation, termination or modification of such insurance policies.

Section 2.23    Affiliate Transactions. Except for employment or compensation Contracts or arrangements with directors, officers and employees made in the Ordinary Course of Business, there are no Contracts or transactions between any present or former officer or director of the Company, any Affiliate of the Company or any Person owning 5% or more of the shares of Company Common Stock, and no “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any such Person, on the one hand, and the Company or any of the Company’ Subsidiaries, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Section 2.24    Disclosure Matters. To the best of the Company’s Knowledge, the Company has not, as of the date of this Agreement made any untrue statement of a material fact, or omitted to furnish any material documents or other material information in the possession or under the control of the Company as of the date of this Agreement, that in each case (i) relate to the safety or efficacy of tucatinib (also known as ONT-380), (ii) relate to any license or sub-license of tucatinib (also known as ONT-380), (iii) relate to any Lien, restriction or limitation on the ability of the Company and its Subsidiaries to research, develop, test, distribute, sell, supply, license, market, promote, manufacture or commercialize tucatinib (also known as ONT-380) or (iv) could reasonably be expected to materially and adversely affect the achievement of a Regulatory Authorization for tucatinib (also known as ONT-380).

Section 2.25    Canadian Holders. To the Knowledge of the Company, securityholders in Canada beneficially own less than 10% of the outstanding Shares.

Section 2.26    No Additional Representations. Neither the Company nor any of its Subsidiaries or any of their respective Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of the Company), except as expressly set forth in this Article II (as modified by the Company Disclosure Letter), and the Company hereby disclaims any and all such other representations and warranties. Without limiting the express representations and warranties in this Article II (including Section 2.24), and without limiting the disclaimer set forth in the prior sentence, no representation or warranty is made or implied as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in the “electronic data room” or otherwise. Notwithstanding the foregoing, nothing in this Section 2.26 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 3.1    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

Section 3.2    Merger Sub. Merger Sub is a wholly-owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations and has not incurred, and will not incur, any material liability, except in each case the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.3    Authorization; No Conflict.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to carry out its obligations hereunder and, subject to adoption of this Agreement by Parent in its capacity as sole stockholder of Merger

Sub, to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder, and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub and, other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, assuming due and valid authorization, execution and delivery thereof by the Company, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted, approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and, in the case of Merger Sub, recommended that Parent in its capacity as the sole stockholder of Merger Sub adopt this Agreement, which resolutions have not been rescinded or modified in any way.

(c)    Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the Organizational Documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties, rights or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties, rights or assets may be bound; or (iii) subject to obtaining the Consents referred to in Section 3.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in clauses (ii) or (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect.

(d)    No Consent with or of any Governmental Authority is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the

Transactions; (iii) such Consents as may be required to comply with the rules of NASDAQ; (iv) such Consents as may be required under the HSR Act and any Other Antitrust Laws and (v) such Consents as may be required under the Securities Act, the Exchange Act, any applicable foreign or state securities, “blue sky” or Takeover Law, and the filing and dissemination of the Offer Documents.

Section 3.4    Information Supplied. None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9) will, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.5    Source of Funds. Parent and Merger Sub have available to them, as of the date hereof, and will have available as of the Acceptance Time and the Effective Time, all funds necessary (including financing commitments) to consummate the Offer and the Merger and to satisfy all of their obligations under this Agreement. Parent’s and Merger Sub’s obligations hereunder are not contingent upon any financing.

Section 3.6    Broker’s or Finder’s Fees. Except for Leerink Partners LLC, Barclays and J.P. Morgan Securities LLC, no agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions.

Section 3.7    Ownership of Company Common Stock. As of the date of this Agreement none of Parent, Merger Sub or any Subsidiary of Parent own, beneficially or of record, any shares of Company Common Stock, and none of Parent, Merger Sub or any Subsidiary of Parent holds any rights to acquire or vote any shares of the Company Common Stock except pursuant to this Agreement. Other than this Agreement, as of the date of this Agreement, there are no Contracts, undertakings, obligations or understandings between Parent or Merger Sub, on the one hand, and any member of the Company’s management or the Company Board, the Company Financial Advisor, on the other hand, relating to the Transactions or that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

Section 3.8    Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub, except where such Actions have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. There are no Judgments outstanding (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub, except for such outstanding or threatened Judgments that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 3.9    Independent Investigation. In entering into this Agreement, Parent and Merger Sub represent, warrant, acknowledge and agree that, neither the Company nor any of its Subsidiaries or any of their respective Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind of nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of the Company), except for the representations and warranties of the Company expressly set forth in Article II of this Agreement (as modified by the Company Disclosure Letter and the Company SEC Reports), and, except for the representations and warranties of the Company expressly set forth in Article II of this Agreement, it has not relied upon the accuracy or completeness of any representation or warranty, either express or implied, with respect to the Company or its business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “electronic data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, stockholders or Representatives made or provided by the Company or any of its stockholders, controlling persons or Representatives; provided, however, that nothing in this Section 3.9 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of fraud.

Section 3.10    Financing Commitment. As of the date hereof, Parent has delivered to the Company true and complete copies of an executed commitment letter and fee letter redacted for fees from the Financing Sources identified therein (collectively, the “Financing Commitment,” which includes any offering of debt or equity securities contemplated by the Financing Commitment) to provide, subject to the terms and conditions therein, financing in the amounts set forth therein (being collectively referred to as the “Financing”). As of the date hereof, the Financing Commitment has not been amended or modified, no such amendment or modification is contemplated, and none of the obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitment that are payable on or prior to the date of this Agreement.

(a)    As of the date hereof, the Financing Commitment is (i) the legal, valid and binding obligation of Parent, and, to the Knowledge of Parent, each of the other parties thereto, (ii) enforceable in accordance with their respective terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iii) in full force and effect. As of the date of this Agreement, (A) Parent is not in breach of any of the terms or conditions set forth in the Financing Commitment,

(B) Parent and Merger Sub have paid all fees in connection with the Financing Commitment required to be paid as of the date hereof, (C) no event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be excepted to, constitute a default or breach on the part of Parent, Merger Sub, or to the Knowledge of Parent, any other person party to the Financing Commitment, in each case, under the Financing Commitment and (D) assuming satisfaction or (to the extent permitted by Law) waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger (and if the Financing Commitment has not already terminated in accordance with its terms), Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be made available to Parent in accordance with the terms of the Financing Commitment. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitment. As of the date of this Agreement, there are no agreements, arrangements or understandings (whether oral or written) to which Parent or any of its Affiliates is a party related to the funding of the full amount of the Financing other than as expressly contained in the Financing Commitment and delivered to the Company prior to the execution and delivery of this Agreement.

Section 3.11    No Additional Representations. Neither Parent nor any of its Subsidiaries or any of their respective Affiliates or Representatives is making any representation or warranty on behalf of Parent or Merger Sub of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of Parent or Merger Sub), except as expressly set forth in this Article III, and Parent and Merger Sub hereby disclaim any and all such other representations and warranties. Without limiting the express representations and warranties in this Article III, and without limiting the disclaimer set forth in the prior sentence, no representation or warranty is made or implied as a result of Parent or Merger Sub making available to the Company any management presentations, information, documents, projections, forecasts and other material in an “electronic data room” or otherwise. Notwithstanding the foregoing, nothing in this Section 3.11 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of fraud.

ARTICLE IV

CONDUCT OF BUSINESS

Section 4.1    Conduct of Business by the Company Pending the Effective Time.

(a)    Except (i) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) for such action that is expressly permitted or required pursuant to this Agreement (including Section 4.1 of the Company Disclosure Letter); or (iii) as required by any applicable Law or Judgment or by the terms of any Contract or Employee Benefit Plan as in effect on the date hereof and disclosed on Section 4.1(a) of the Company Disclosure Letter, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, the Company shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses in the Ordinary Course of Business; and (B) use their respective reasonable best efforts to maintain and preserve intact the material aspects of its business organization; to maintain its business relationships and goodwill with key suppliers, key contractors, key partners, key licensors, key licensees, and other Persons with whom the Company and its Subsidiaries have significant business relationships and to retain the services of the Company’s and its Subsidiaries’ key officers and key employees on commercially reasonable terms.

(b)    Without limiting the generality of the foregoing Section 4.1(a), and except as (x) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed); (y) such action is expressly permitted or required pursuant to this Agreement (including Section 4.1 of the Company Disclosure Letter); or (z) required by any applicable Law or Judgment or by the terms of any Contract or Employee Benefit Plan as in effect on the date hereof and disclosed in Section 4.1(b) of the Company Disclosure Letter, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(i)    form any Subsidiary or acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any assets, securities, properties, rights, interests in any Person (or any division thereof) or businesses;

(ii)    sell, lease, sublease, license, sublicense, mortgage, pledge, surrender, encumber, divest, cancel, waive, abandon or allow to lapse or expire, assign, transfer or dispose of, covenant not to assert, or create or incur any Lien (other than a Permitted Lien) on, any properties, assets, interests or rights (including Company Intellectual Property) of the Company or any of its Subsidiaries, other than non-exclusive licenses in the Ordinary Course of Business, or pursuant to Contracts existing as of the date of this Agreement and disclosed in Section 4.1 the Company Disclosure Letter;

(iii)    amend or propose to amend the Certificate of Incorporation (which includes the Certificates of Designation), Bylaws or any other Organizational Documents of the Company and its Subsidiaries (including by merger, consolidation or otherwise);

(iv)    amend or propose to amend the terms of the Warrant Agreements;

(v)    declare, set aside, set a record date for, or pay any dividend or other distribution payable in cash, capital stock, property or otherwise (or any combination thereof) with respect to any Company Securities or Subsidiary Securities or enter into any agreement with respect to the Company Securities, except for dividends or other distributions by a direct or indirect wholly-owned Company Subsidiary to its parent;

(vi)    purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any Company Securities or Subsidiary Securities (except, with respect to Company Securities as required by the applicable Stock Plan, with respect to Company Securities pursuant to the ESPP during the Current Offering Period in compliance with the provisions of Section 1.11(c), or pursuant to the exercise of repurchase rights in existence on the date hereof and disclosed in Section 4.1 of the Company Disclosure Letter);

(vii)    split, combine, subdivide or redeem, reclassify, or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities;

(viii)    issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to the issuance, sale, grant, disposition, pledge, delivery, transfer or encumbrance by the Company or any of its Subsidiaries of, any Company Securities or any Subsidiary Securities, except (A) for shares of Company Common Stock issuable upon the exercise or conversion of Options and Restricted Stock Units in accordance with their terms or (B) for the issuance of Company Common Stock pursuant to the ESPP during the Current Offering Period in compliance with the provisions of Section 1.11(c);

(ix)    commence any new, or extend any existing, offering or purchase period under the ESPP, allow new participants to participate in the ESPP, or decrease the applicable purchase price for shares of Company Common Stock below the levels set forth in the ESPP;

(x)    (A) incur assume, endorse or modify the terms of any Indebtedness (other than trade payables) in excess of $250,000 in the aggregate, or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) redeem, repurchase, prepay, defease or cancel any Indebtedness or guarantee, other than as required or as permitted without penalty in accordance with the terms of the Contract evidencing such Indebtedness;

(xi)    (A) grant or increase the severance or termination pay to any current or former director, employee, agent or consultant of the Company or any of its Subsidiaries; (B) execute any employment, consultancy, deferred compensation or other similar agreement (or amend or terminate any such existing agreement) with any current or former director or executive officer of the Company; (C) increase the benefits payable beyond the level of any existing severance or termination pay practices or employment agreements; (D) increase the compensation, bonus or other benefits of any current or former director or executive officer of the Company; (E) adopt, enter into or establish any new Employee Benefit Plan or arrangement that would be an Employee Benefit Plan if in existence on the date hereof or materially amend or terminate any existing Employee Benefit Plan; (F) provide for the grant of Options, Restricted Stock Units or any other equity-based compensation awards, other than in the Ordinary Course of Business, or amend or modify the terms of any outstanding Options, Restricted Stock Units or any other equity-based compensation awards; (G) accelerate the payment, right to payment, funding or vesting of any compensation or benefits; (H) lend or advance any money or other property, or forgive any loans, to any present or former director, employee, agent or consultant of the Company; (I) hire any individual for employment with a title of Vice-President or above with the Company or any of its Subsidiaries; (J) terminate the employment of any employee of the Company with a title of Vice-President or above, other than for cause; (K) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (L) enter into any collective bargaining agreement or other labor agreement;

(xii)    make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any closing agreement with respect to income Tax or any material amount of Taxes, surrender any right to claim a material Tax refund, settle or compromise any material Tax claim, audit or assessment, consent to any waiver of the statute of limitations period applicable to any material Tax or Tax Return, amend any income Tax Return or material Tax Return, or take any position on any income Tax Return or material Tax Return filed on or after the date of this Agreement that is inconsistent with positions taken in preparing or filing similar Tax Returns in prior periods;

(xiii)    agree to or otherwise settle, compromise, release, assign or otherwise resolve in whole or in part any Action (including any Action relating to this Agreement or the Transactions) (A) for an amount in excess of $250,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than the settlement, compromise, release, assignment or resolution of Actions specifically reserved against on the Company Financial Statements, or (B) that would impose any restriction on the Company’s or any of its Subsidiaries’ ability to own or operate any of its assets, licenses, operations, rights, product lines, businesses or interests therein or require any changes to the business of the Company or any of its Subsidiaries;

(xiv)    engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, without regard to any monetary thresholds therein;

(xv)    make or commit to make or otherwise authorize any capital expenditures in excess of $500,000 in the aggregate, other than budgeted as set forth in the Company’s capital expenditure budget set forth on Section 4.1(b)(xv) of the Company Disclosure Letter;

(xvi)    make any loans, advances, guarantees or capital contributions to, or investments in, any other Person, whether or not in the Ordinary Course of Business, in an amount exceeding $250,000 in the aggregate;

(xvii)    cancel, modify or waive any debts or claims held by the Company or any Subsidiary or waive any material rights having, in each case, a value in excess of $250,000;

(xviii)    enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any of its Subsidiaries, or that would, after the Effective Time, limit or otherwise restrict Parent, from engaging or competing in any line of business, product market or therapeutic area or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing changes or restrictions on its assets, operations or business;

(xix)    enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or modify, materially amend, terminate or fail to exercise any right to renew any Company Lease;

(xx)    make any change to the Company’s accounting policies or procedures, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;

(xxi)    adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of the Company or its Subsidiaries;

(xxii)    (A) enter into any agreement that would constitute a Company Material Contract if it were in existence as of the date hereof, other than in the Ordinary Course of Business, it being agreed entry into any agreement that would constitute a Company Material Contract within the meaning of clause (ii), (vi), (viii), (ix), (x), (xi), or (xiii) of Section 2.19(a) if it were in existence as of the date hereof shall not be deemed to be in the Ordinary Course of Business, (B) enter into any Contract between the Company or its Subsidiary and (x) an Affiliate, (y) any of their respective directors or officers or (z) any Person beneficially owning five percent (5%) or more of the outstanding Company Securities, (C) prematurely terminate, or materially amend, restate or supplement any Company Material Contract or (D) waive, release or assign any material rights or claims under any Company Material Contract;

(xxiii)    fail to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than such policies that expire by their terms (in which event the Company or its Subsidiary, as applicable, shall use commercially reasonable efforts to renew or replace such policies) or changes to such policies made in the Ordinary Course of Business;

(xxiv)    with respect to Company Intellectual Property, (A) sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, covenant not to assert, transfer or otherwise dispose of any material right, title or interest of the Company or any of its Subsidiaries in any material Company Intellectual Property, other than granting non-exclusive licenses to Company Intellectual Property in the Ordinary Course of Business, (B) extend, amend, waive, cancel or modify any rights in or to the material Company Intellectual Property in a manner that is adverse to the Company or its Subsidiaries or other than in the Ordinary Course of Business, (C) fail to diligently prosecute the material patent applications owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries and for which the Company or any of its Subsidiaries controls the prosecution thereof as of the date of this Agreement or (D) divulge, furnish to or make accessible any Trade Secrets within Company Intellectual Property other than in the Ordinary Course of Business to any third party who is subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(xxv)    take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI or the Tender Offer Conditions not being satisfied; or

(xxvi)    authorize, approve, agree, commit or offer to take any of the actions precluded by this Section 4.1(b).

(c)    Parent acknowledges and agrees that nothing contained in this Agreement shall give Parent or Merger Sub the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time within the meaning of applicable Antitrust Laws.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1    Employee Benefits Matters.

(a)    For a period of one year following the Closing Date, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide to each Continuing Company Employee, in amounts no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time, (i) a salary or hourly wage, (ii) a short-term (annual or more frequent) target bonus opportunity, and (iii) benefits (including any profit sharing plans, bonus plans, severance plans and health and welfare benefit plans). Without limiting the immediately preceding sentence, Parent shall provide, or shall cause its Subsidiaries to provide, each Continuing Company Employee whose employment is terminated by Parent or its Subsidiaries without cause during the one (1) year period immediately following the Closing Date with severance benefits on the terms and conditions and at the levels set forth in the Company’s Severance Benefit Plan, determined (A) without taking into account any reduction after the Closing in compensation paid to such Continuing Company Employee and (B) by taking into account each Continuing Company Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing in this Section 5.1(a) shall preclude the Surviving Corporation from terminating the employment of any Continuing Company Employee for any lawful reason.

(b)    From and after the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Employee Benefit Plans of the Company set forth on Section 2.10(b) of the Company Disclosure Letter (excluding the Stock Plans and the ESPP to be terminated at or prior to the Effective Time in accordance herewith), in each case in accordance with their terms as in effect immediately before the Effective Time; provided, that this Section 5.1(b) shall not prevent the amendment or termination of any specific Employee Benefit Plan or Contract in accordance with the terms thereof.

(c)    For purposes of vesting, participation, and eligibility to participate under any similar employee benefit plans of Parent providing benefits to any Continuing Company Employees after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to give each Continuing Company Employee credit for his or her years of service with the Company and its predecessors before the Effective Time, as if such service had been performed with Parent; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for purposes of benefit accrual. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts (i) to cause each Continuing Company Employee to be immediately eligible to participate, without any waiting period, in any New Plans, except to the extent any waiting period in effect under the comparable Employee Benefit Plan in which such Continuing Company Employee participated immediately prior to the Effective Time would not have been satisfied; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Company Employee, (A) to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Company Employee and his or her covered dependents and (B) to cause any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents under an Employee Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)    Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(e)    Prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to (1) permit each Continuing Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code in the form of cash, shares of Parent common stock or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan, and (2) obtain from the IRS a favorable determination letter on termination for the Company 401(k) Plan. Each Continuing Company Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 5.1(c)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.

(f)    Nothing in this Agreement shall, or be construed so as to (i) modify or amend any Employee Benefit Plan, New Plan or other similar agreement, plan, program, or document, or (ii) obligate Parent or any of its Affiliates (including the Company following the Effective Time) to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates (including the

Company following the Effective Time) from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time. Without limiting the generality of Section 8.6, nothing in this Section 5.1 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) other than the parties to this Agreement any right (including any third party beneficiary right), remedy or claim under or in respect of this Section 5.1, including any right with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Company Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

(g)    Prior to making any written or oral communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

Section 5.2    Public Statements. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement. Each of Parent and the Company agrees that, from and after the date of this Agreement until the Effective Time, the parties shall not issue any press release or make any public statement concerning the Transactions without the other party’s prior consent. Notwithstanding the foregoing: (a) a party may, without complying with the foregoing obligations, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or otherwise in compliance with this Section 5.2; (b) a party may, without complying with the foregoing obligations, after consultation with the other party, issue any such press release or make any such public announcement or statement where such party shall have determined in good faith (after consultation with its outside legal counsel) that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of NASDAQ or other national securities exchange or interdealer quotation service or by the request of any Governmental Authority; and (c) the Company need not comply with the foregoing obligations in connection with any press release, public statement or filing to be issued or made with respect to any Takeover Proposal (including any “stop, look, and listen” release) or a Company Adverse Change Recommendation.

Section 5.3    Antitrust Law and Other Consents; Further Actions.

(a)    Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Offer, the Merger and the other Transactions as promptly as practicable (and in any event no later than the Outside Date). Without limiting the generality of the foregoing, each party to this Agreement shall (and shall cause their respective Subsidiaries to) (i) use reasonable best efforts to prepare and make all filings and obtain as soon as practicable all Consents, waivers and expirations of waiting periods (if any) from any Governmental Authority and make all registrations, declarations and filings with, or notices to, Governmental Authorities, in each case, in connection with the Offer and the Merger, that are necessary or required to be obtained in order to consummate the Transactions; and (ii) use commercially reasonable efforts to give any notices to third parties and to obtain as soon as practicable each other Consent or waiver (if any) of any third party (other than from any Governmental Authority, which are addressed in the preceding clause (i)) pursuant to any applicable Law or Contract, or otherwise that are necessary or required to be obtained from such party in connection with the Offer and the Merger in order to consummate the Transactions; provided, that in no event will the Company, Parent or any of their respective Subsidiaries be obligated to (and in no event shall the Company or any of its Subsidiaries, without Parent’s prior written consent) pay or commit to pay, whether prior to or after the Acceptance Time, any fee, penalty or other consideration to any third party to obtain any Consent or waiver pursuant to this Section 5.3. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any actions described in this Section 5.3. Subject to applicable Laws relating to the exchange of information, outside legal counsel for each party shall have the right to review in advance and, to the extent practicable, outside legal counsel for each party will consult with the other party’s outside legal counsel on and consider in good faith the views of the other party’s outside legal counsel in connection with, all of the information relating to such party, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Offer, the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent and their respective outside legal counsel shall act reasonably and as promptly as practicable.

(b)    Without limiting the generality of Section 5.3(a), each of Parent and the Company shall (i) file and not withdraw as promptly as practicable after the date of this Agreement (but in no event later than the tenth Business Day after the date hereof) any notification and report forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, pursuant to the HSR Act, together with a request for early termination of the applicable waiting period under the HSR Act and (ii) as promptly as practicable after the date of this Agreement, make any filings required to be made by it with any Governmental Authority in the jurisdictions identified on Section 5.3(b) of the Company Disclosure Letter under any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Other Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), and, in each case, shall promptly make any further filings pursuant thereto that may be necessary.

(c)    Subject to applicable Laws, each of Parent and the Company will promptly furnish outside legal counsel for the other (i) all necessary information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Authority in connection with the Offer or the Merger, including in connection with the preparation of any filing or submission pursuant to the HSR Act or Other Antitrust Laws, (ii) copies of any such filings or submissions and (iii) copies of all substantive written communications (and shall inform the other of any oral communications) between them or any of their Representatives, on the one hand, and any Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Authority”) or members of its staff, on the other hand, in connection with this Agreement and the Transactions; provided, however, that materials may be redacted as necessary to comply with applicable Laws. Prior to making any written communications to a Governmental Antitrust Authority in connection with this Agreement and the Transactions, the communicating party shall provide outside legal counsel for the other party with a copy of the intended communication, outside legal counsel for the other party shall have a reasonable period of time to review and comment on the communication, and the communicating party shall consider any such comments in good faith. Each party shall promptly provide to each Governmental Antitrust Authority all non-privileged information and documents that are necessary, proper or advisable to permit consummation of the Transactions and if Parent or the Company (or any of their respective Affiliates) receives a request for additional non-privileged information or documentary material from a Governmental Antitrust Authority that is related to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, after consultation with the other party, an appropriate response to such request and shall supply as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to applicable Law. No party shall participate in any meeting or engage in any substantive conversation with any Governmental Antitrust Authority in respect of any filings, investigation (including any settlement of the investigation), litigation, proceeding or other inquiry relating to the Transactions without consulting with the other party in advance, giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Antitrust Authority or applicable Law, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Transactions. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use reasonable best efforts to resolve any objections that may be asserted with respect to the Transactions under any Antitrust Law as promptly as practicable.

(d)    Notwithstanding anything to the contrary in this Agreement, Parent shall not have any obligation to proffer to, or agree or consent to (or to cause any of its Subsidiaries or Affiliates or the Company (including, after the Effective Time, the Surviving Corporation) or its Subsidiaries or Affiliates to proffer to, or agree or consent to) (i) sell, license, lease, transfer, divest, dispose of or otherwise encumber or hold separate any entities, assets, licenses, operations, rights, product lines, Intellectual Property or businesses or interests of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates; (ii) terminate, amend or assign any existing relationships or contractual rights or obligations of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates; (iii) change or modify any course of conduct regarding future operations or agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any of the assets, licenses, operations, rights, product lines, Intellectual Property, or businesses or interests of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Company (including, after the Effective Time, the Surviving Corporation); (iv) otherwise take any action that would limit the freedom of action of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates with respect to, or the ability of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates to retain, one or more of the businesses, assets or rights or interests of Parent, the Company (including, after the Effective Time, the Surviving Corporation), or any of their respective Subsidiaries or Affiliates; or (v) commit or agree to take any such action in the foregoing clauses (i), (ii), (iii) or (iv), or consent to the Company or any of the Company’s Subsidiaries or Affiliates taking any of the foregoing actions, whether before or after the Acceptance Time For the avoidance of doubt, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any order or any applicable Law unless contingent upon the occurrence of the Transactions. With respect to any Governmental Authority in connection with the Transactions, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any action referred to in clauses (i) through (iv) above.

(e)    Nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 5.3 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin the consummation of the Transactions.

Section 5.4    Notification of Certain Matters. Prior to the Effective Time (a) the Company shall, and shall cause its Subsidiaries to, provide prompt notice to Parent and Merger Sub: (i) of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (ii) of receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and (iii) of any Action commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relates to the consummation of any of the Transactions; and (b) Parent shall provide prompt notice to the Company: (i) of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (ii) of receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and (iii) of any Action commenced or, to the Knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or Merger Sub that relates to the consummation of any of the Transactions.

Section 5.5    Access to Information; Status; Confidentiality.

(a)    Access. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees and other Representatives to, upon Parent’s reasonable advance notice to the Company, provide the officers, employees, agents and other Representatives of Parent and Merger Sub reasonable access during normal business hours, to the officers, employees, Representatives, properties, facilities, books, records, contracts and other assets of the Company and its Subsidiaries as Parent shall reasonably request so long as such access does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, and shall furnish Parent and Merger Sub with such other data and information as Parent and Merger Sub shall reasonably request that is in the possession and custody or control of the Company and its Subsidiaries or any of their respective Representatives; provided, however, that nothing in this Section 5.5(a) will require the Company or any of its Subsidiaries or any of their respective Representatives to disclose any information which would (i) (x) violate any Law or Judgment, (y) violate any binding confidentiality obligation of the Company and its Subsidiaries to a third party if the Company shall have used commercially reasonable efforts to obtain the required consent or waiver of such third party, or (z) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, so long as, in the case of clauses (y) and (z), the Company shall have used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure as promptly as reasonably practicable that does not suffer from any of the foregoing impediments or (ii) require the Company or any of the Company’s Subsidiaries to disclose any information concerning a Takeover Proposal or Takeover Inquiry except as otherwise required herein. Parent, Merger Sub and their respective officers, employees and agents will hold any such information in confidence in accordance with the Confidentiality Agreement.

(b)    Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Offer and the Merger, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Offer and the Merger.

(c)    Confidentiality. The provisions of the Non-Disclosure Agreement dated July 8, 2016 between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms until the Effective Time, at which time the Confidentiality Agreement shall automatically terminate without further action.

(d)    Privilege. To the extent that any of the information or material furnished pursuant to this Section 5.5 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. To the fullest extent permitted by Law, all such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

Section 5.6    No Solicitation.

(a)    During the Pre-Closing Period, except as expressly permitted by Section 5.6(c), the Company shall not, and shall cause its Subsidiaries and their respective directors,

officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate (including through the furnishing of any nonpublic information) the submission or announcement of any Takeover Proposal or any inquiry, indication of interest, offer or proposal that would reasonably be expected to lead to a Takeover Proposal (a “Takeover Inquiry”); (ii) participate, engage in or continue any discussions or negotiations regarding, or furnish to any Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating a Takeover Proposal or Takeover Inquiry; (iii) waive, terminate, modify or fail to enforce any “standstill” or confidentiality obligation of any Person (other than any party hereto) with respect to the Company or any of its Subsidiaries; (iv) approve, endorse or recommend any Takeover Proposal or Takeover Inquiry (or resolve or publicly propose to do any of the foregoing); or (v) enter into any agreement, agreement in principle, letter of intent or similar document with respect to a Takeover Proposal or Takeover Inquiry (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.6) or accept any Takeover Proposal or Takeover Inquiry (or resolve or publicly propose to do any of the foregoing).

(b)    Notwithstanding the foregoing, nothing contained in Section 5.6(a) or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) stating and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including a “stop, look and listen” statement pursuant to Rule 14d-9(f) of the Exchange Act, or (ii) making any other legally required disclosure to the Company’s stockholders of or relating to the fact that a Takeover Proposal or Takeover Inquiry has been made, the identity of the party making such Takeover Proposal or Takeover Inquiry or any legally required disclosure of the material terms of such Takeover Proposal or Takeover Inquiry; provided, that any such disclosure that has the effect of withdrawing, modifying or qualifying in any manner adverse to Parent, the Company Board Recommendation, shall be deemed to be a Company Adverse Change Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication without any qualification; provided, further, that this Section 5.6(b) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except to the extent permitted by Section 5.6(f)(ii).

(c)    If at any time on or after the date of this Agreement and prior to the Acceptance Time, the Company or any of its Representatives receives from a third party a bona fide written unsolicited Takeover Proposal, the Company and its Representatives may (x) contact such third party solely to clarify the terms and conditions of such Takeover Proposal so as to determine if such Takeover Proposal constitutes, or would reasonably be expected to constitute, a Superior Proposal, (y) enter into and participate in discussions or negotiations with such third party and its Representatives regarding such Takeover Proposal and (z) furnish access and nonpublic information to such third party in response to a request therefor, in each case, if and only if: (i) prior to taking any action contemplated in clauses (y) or (z) above, the Company shall have provided at least 24 hours prior written notice to Parent of its intent to take any such action and the Company Board shall have determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that such Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that the failure to take such action contemplated in clauses (y) or (z) above would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; (ii) there shall have been no breach or violation of the terms of Section 5.6(a) in any material respect in connection with such third party making such Takeover Proposal; and (iii) promptly (and in any event within 24 hours) after furnishing or making available any information to such third party, the Company furnishes or makes available such information to Parent (to the extent such information has not been previously furnished or made available to Parent). Any nonpublic information furnished or made available to such third party shall be subject to an executed confidentiality agreement in a customary form, which shall be executed prior to the time such information is furnished or made available, that is no less restrictive in the aggregate to the other party than the Confidentiality Agreement is on Parent at such time (“Acceptable Confidentiality Agreement”); provided, that the Company shall not enter into any confidentiality agreement with any person on or after the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 5.6 or otherwise prohibits the Company from complying with its obligations under this Agreement; provided, further, that the Company shall not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.6 or otherwise prohibit the Company from complying with its obligations under this Agreement.

(d)    During the Pre-Closing Period, the Company shall (1) promptly (and in any event within 24 hours) advise Parent in writing of the receipt of any Takeover Proposal or Takeover Inquiry that is made or submitted by any Person during the Pre-Closing Period, (2) provide to Parent a summary of the material terms and conditions thereof (including the identity of the Person making such Takeover Proposal or Takeover Inquiry and, if applicable, complete copies of any written request, inquiry, proposal, indication of interest or offer (or written summaries thereof if the same were made in oral form), including proposed agreements and any other written communications), (3) keep Parent reasonably informed of any material developments, discussions or negotiations regarding such Takeover Proposal or Takeover Inquiry (including any modifications to the financial or other material terms and conditions of such Takeover Proposal or Takeover Inquiry) on a prompt basis (and in any event within 24 hours), and (4) upon the request of Parent, reasonably inform Parent of the status of such Takeover Proposal or Takeover Inquiry.

(e)    The Company shall, and shall cause its Subsidiaries and Representatives, to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Person (other than Parent) conducted on or prior to the date of this Agreement that relate to any Takeover Proposal or Takeover Inquiry or any request for nonpublic information relating to the Company with respect to any Takeover Proposal or Takeover Inquiry. The Company shall also immediately terminate all physical and electronic data room access previously granted to any such Person or any of its Representatives. Within 24 hours after executing this Agreement, the Company shall deliver a written notice to each such Person providing only that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal or Takeover Inquiry, which notice shall also request the return or destruction of all confidential information provided by or on behalf of the Company to any such Person or any of its Representatives promptly after the date of this Agreement.

(f)    Company Adverse Change Recommendation; Takeover Proposal.

(i)    Except as permitted by Section 5.6(f)(ii), neither the Company Board nor any committee thereof shall: (A)(1) fail to make when required by this Agreement, withhold, withdraw (or qualify or modify in a manner adverse to Parent), resolve to fail to make when required by this Agreement, withhold or withdraw (or qualify or modify in a manner adverse to Parent), or publicly propose to fail to make when required by this Agreement, withhold or withdraw (or qualify or modify in a manner adverse to Parent), the Company Board Recommendation; (2) approve, recommend or declare advisable, resolve to approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal; (3) fail to publicly affirm without qualification upon Parent’s request as promptly as practicable (but in any event within five Business Days after Parent’s request) after a public announcement of a Takeover Proposal (or if the Outside Date is less than five Business Days from receipt of such request from Parent as promptly as practicable following such request) the Company Board Recommendation (provided that the Company Board shall only be required to make such affirmation two times for any specific Takeover Proposal (but if such Takeover Proposal is amended, modified or supplemented, any affirmation by the Company Board prior to such amendment, modification or supplement shall be disregarded for purposes of this proviso)); (4) fail to include the Company Board Recommendation in the Schedule 14D-9; (5) if any Takeover Proposal that is structured as a tender offer or exchange offer for outstanding Company Common Stock is commenced pursuant to Rule 14d-2 of the Exchange Act, fail to recommend unequivocally against acceptance of such offer by the Company’s stockholders prior to the earlier of (x) the then scheduled Expiration Date, (y) the Outside Date and (z) 11 business days (which for this purpose shall be used as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer pursuant to Rule 14d-2 of the Exchange Act; or (6) approve or recommend or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.6(c)) (an “Alternative Acquisition Agreement,” and any action described in clause (A) of this Section 5.6(f)(i) being referred to as a “Company Adverse Change Recommendation”); or (B) cause or allow the Company to execute or enter into any Alternative Acquisition Agreement.

(ii)    Notwithstanding anything to the contrary contained in Section 5.6(f)(i), at any time prior to, but not after, the Acceptance Time, if (I) the Company has received an unsolicited Takeover Proposal (which Takeover Proposal did not result from or arise out of a breach of this Section 5.6 in any material respect) from any Person that has not been withdrawn and, after consultation with outside legal counsel and the Company Financial Advisor, the Company Board has determined in good faith that such Takeover Proposal constitutes a Superior Proposal (after giving effect to all of the revisions to the terms of this Agreement which may be offered by Parent, including pursuant to clause (C) below) or (II) after consultation with outside legal counsel and the Company Financial Advisor, the Company Board has determined there has been an Intervening Event, then (x) the Company Board prior to the Acceptance Time may make a Company Adverse Change Recommendation or (y) in the case of a Company Adverse Change Recommendation relating to a Superior Proposal, and after complying with the provisions of this Section 5.6(f)(ii), the Company may terminate this Agreement in accordance with Section 7.1(d)

in order to enter into a Specified Agreement with respect to such Superior Proposal, in the case of each of (I) and (II), if and only if: (A) the Company Board has determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(d) at least four Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”), which notice shall have included (1) with respect to an Intervening Event, a reasonably detailed description of the Intervening Event or (2) with respect to such Superior Proposal, a copy of the Specified Agreement, the identity of the Person making such Superior Proposal, and a summary of the material terms and conditions of such Superior Proposal; (C)(1) the Company shall have given Parent four Business Days after Parent’s receipt of the Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that either (aa) such Takeover Proposal would cease to constitute a Superior Proposal or (bb) in the case of a Company Adverse Change Recommendation involving an Intervening Event, such that the failure to effect a Company Adverse Change Recommendation would not be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, and shall have made its Representatives available to, and negotiated in good faith with, Parent with respect to such proposed revisions or other proposals, if any, during such period, (2) at the end of such period, after considering in good faith the results of such negotiations and giving effect to such proposed revisions or other proposals made by Parent, if any, and after consultation with outside legal counsel and the Company Financial Advisor, the Company Board shall have determined in good faith that such Takeover Proposal is still a Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(d) would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law or, in the case of a Company Adverse Change Recommendation involving an Intervening Event, that the failure to effect a Company Adverse Change Recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.6(f)(ii) shall also apply to every amendment to any Takeover Proposal and shall require a new Determination Notice be delivered to Parent in accordance with clause (B) above, except that the “matching” period described in clauses (B) and (C) above shall be two Business Days rather than the initial four Business Day period.

(g)    The violation of any of the provisions of this Section 5.6 by any of the Company’s Subsidiaries or any of its or such Subsidiaries’ respective Representatives shall constitute a breach of this Agreement by the Company.

Section 5.7    Indemnification, Advancement of Expenses and Insurance.

(a)    From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to: (i) indemnify and hold harmless each individual who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) against any and all costs and expenses (including reasonable fees and expenses of legal counsel), judgments, fines, penalties, or liabilities (including amounts paid in settlement or compromise) imposed upon or incurred by such Indemnified Party in connection with or arising out of any claim, action, suit or other proceeding (whether investigative, civil or criminal, and including any proceeding before any regulatory, administrative or legislative body or agency) in which such Indemnified Party may be involved (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been a director or officer of the Company or such Subsidiary or an employee or agent of the Company or in connection with any action taken or not taken at the request of the Company or such Subsidiary, or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is asserted, claimed or threatened (and whether asserted, claimed or threatened prior to, at or after the Effective Time), including any matters arising in connection with the Transactions or relating to the enforcement of this provision or any other indemnification, exculpation or advancement right of any Indemnified Party, to the fullest extent that the Company and its Subsidiaries would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement to indemnify such individual, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, advance expenses to the Indemnified Party as incurred in defense of a proceeding to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced undertakes to repay such advances if it is ultimately determined that such individual is not entitled to indemnification). The rights to advancement of expenses, indemnification and exculpation by the Company and its Subsidiaries for acts, errors or omissions occurring at or prior to the Effective Time, whether asserted, claimed or threatened prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), now existing in favor of each Indemnified Party (x) as provided in the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement, or (y) pursuant to any other indemnification agreements identified on Section 5.7(a) of the Company Disclosure Letter in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, and Parent will fulfill and honor (and Parent shall cause the Surviving Corporation and their respective Subsidiaries to fulfill and honor) in all respects the obligations of the Company and its Subsidiaries, including but not limited to any advancement of expenses, indemnification or exculpation provision set forth in the Organizational Documents of the Company and its Subsidiaries and each indemnification agreement identified on Section 5.7(a) of the Company Disclosure Letter.

(b)    From and after the Effective Time until the sixth anniversary of the Effective Time, the Organizational Documents of the Surviving Corporation and its Subsidiaries shall contain provisions relating to exculpation, indemnification and advancement of expenses to directors and officers no less favorable to the Indemnified Parties than are set forth in the Organizational Documents of the Company and any such Subsidiary as in effect on the date of this Agreement.

(c)    Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall, or shall cause the Surviving Corporation to, obtain, as of the Effective Time, in consultation with the Company, prepaid (or “tail”) insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policy covering acts, errors or omissions occurring at or prior to the Effective Time and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance), for a claims reporting or discovery period of six years after the Effective Time (the “Tail Period”), with respect to those Persons who are covered by the D&O Insurance as of the Effective Time, with terms and conditions, retentions and limits of liability which are no less favorable to the Persons currently covered by the D&O Insurance with respect to acts, errors or omissions occurring at or prior to the Effective Time after the Effective Time, from one or more reputable and financially sound insurance companies. If the Company and the Surviving Corporation fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms and conditions, retentions and limits of liability which are no less advantageous to the Persons currently covered by the D&O Insurance with respect to acts, errors or omissions occurring at or prior to the Effective Time; provided, that the Surviving Corporation shall not be required to pay any annual cost for the D&O Insurance or any substitutes with respect thereto in excess of 300% of the amount paid by the Company for coverage for the period of 12 months most recently commenced prior to the date of this Agreement (such amount paid by the Company, the “Maximum Amount”); provided, further, that if the cost for the D&O Insurance or any substitutes therefor exceeds 300% of the Maximum Amount, the Company or the Surviving Corporation, as applicable, shall purchase a substitute policy with the greatest coverage available for 300% of the Maximum Amount. If such prepaid policies have been obtained prior to the Effective Time, Parent shall cause the Company, the Surviving Corporation and their respective Subsidiaries to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(d)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall take all necessary action to ensure that the successors and assigns of Parent and the Surviving Corporation or any of their respective Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 5.7.

(e)    The obligations of Parent, the Surviving Corporation or any of their respective Subsidiaries under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.7 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

Section 5.8    Takeover Laws. Each of the Company and its Subsidiaries and their respective Boards of Directors, shall (a) take all actions necessary to ensure that no Takeover Law is or becomes applicable to this Agreement or the Transactions and (b) if any such Takeover

Law becomes applicable to this Agreement or the Transactions, to take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of any such Takeover Law on this Agreement and the Transactions.

Section 5.9    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law and the rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the Closing Date, the Company shall make available to Parent, at least ten Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 5.10    Section 16 Matters. Prior to the Acceptance Time, the Company shall (and is permitted to) take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the Transactions (including derivative securities of such shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11    Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the board of directors of the Company) will take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 5.12    Defense of Actions. Prior to the Acceptance Time, the Company shall control the defense of any Action (including any class action or derivative litigation) against the Company or any of its or its Subsidiaries’ directors or officers relating directly or indirectly to this Agreement or the Transactions (including any such Action based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors (or similar body) of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries) (a “Stockholder Litigation”); provided that the Company shall promptly advise Parent of any such Stockholder Litigation of which the Company is aware, keep Parent reasonably informed regarding any such Stockholder Litigation, give Parent the opportunity to participate, at Parent’s expense, in such

Stockholder Litigation, and provide Parent an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any Stockholder Litigation prior to any such filing or written response being made and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. The Company shall not settle or offer to settle any Stockholder Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Company’s directors’ rights with regard to the right to counsel, following the Closing, the Company’s directors shall be entitled to continue to retain counsel selected by the Company’s directors prior to the Closing to defend any Action against the Company’s directors relating to this Agreement or the Transactions (it being expressly agreed that such directors shall be third party beneficiaries of and may enforce this sentence).

Section 5.13    Treatment of Certain Securities.

(a)    Preferred Stock.

(i)    In accordance with the provisions of Section 7(b) of each of the Series A Certificate of Designation, the Series B Certificate of Designation, the Series C Certificate of Designation, the Series D Certificate of Designation or the Series E Certificate of Designation (as applicable), the Company shall send a written notice to each holder of Company Preferred Stock no later than the second Business Day following the date of this Agreement advising such holders of this Agreement and the transactions contemplated hereby. The Company shall provide Parent with a copy of such notice and consider in good faith any comments that Parent has with respect thereto.

(ii)    If any holder of shares of Company Preferred Stock exercises its right to convert such shares of Company Preferred Stock into Company Common Stock prior to the Effective Time, the Company shall (i) provide notice to Parent of the exercise of such conversion right and (ii) issue the appropriate number of shares of Company Common Stock to such holder within three Business Days in accordance with the Certificate of Designation of the applicable series of Company Preferred Stock.

(b)    Warrants.

(i)    2011 Warrants. In accordance with the provisions of Section 3(e)(ii) of the 2011 Warrant Agreement, the Company shall send a written notice to each holder of 2011 Warrants no later than the second Business Day following the date of this Agreement advising such holders of this Agreement and the transactions contemplated hereby. In addition, the Company shall send to each holder of 2011 Warrants such reasonable information as a holder of 2011 Warrants may request in connection with this Agreement and the transactions contemplated hereby. The Company shall provide Parent with a copy of such notice and consider in good faith any comments that Parent has with respect thereto.

(ii)    2013 Warrants. In accordance with the provisions of Section 4(b) of the 2013 Warrant Agreement, the Company shall send a written notice to each holder of 2013 Warrants no later than the second Business Day following the date of this Agreement advising such holders of this Agreement and the transactions contemplated hereby. The Company shall provide Parent with a copy of such notice and consider in good faith any comments that Parent has with respect thereto.

Section 5.14    Financing Cooperation.

(a)    From the date of this Agreement until the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Article VII, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cause its and their Representatives, in each case at Parent’s sole expense, to provide to Parent such cooperation as may be customary and reasonably necessary to assist Parent in arranging financing in connection with the Transactions (the “Financing”), which commercially reasonable efforts shall include:

(i)    providing reasonable cooperation with the marketing efforts of Parent for all or any portion of the Financing, including causing members of its senior management team with appropriate seniority and expertise, and using its reasonable efforts to cause its external auditors, to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;

(ii)    providing financial and other pertinent information regarding the Company and its Subsidiaries that is reasonably requested by Parent in order to assist in the preparation of rating agency presentations, road show materials, bank information memoranda, registration statements, prospectuses, pricing supplements, and bank syndication materials, offering documents, private placement memoranda and similar documents customarily required (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC) in connection with the marketing and syndication of the Financing;

(iii)    using reasonable efforts to cause their independent accountants and local and internal counsel to provide customary and reasonable assistance to Parent, including in connection with providing customary review of interim financial statements as provided in Statement of Accounting Standards No. 100), and comfort letters;

(iv)    (A) providing audited consolidated annual balance sheets and related statements of income, comprehensive income and cash flows of the Company and the Company’s Subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, (B) providing unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company and the Company’s Subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 45 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year, which are prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end adjustments) (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period), and (C) providing Parent upon request with such information as may be necessary so that any and all information provided under this Section 5.14 is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading; and

(v)    furnishing Parent with all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date that is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case no later than three Business Days prior to the Closing Date.

(b)    Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.14) nothing in this Agreement (including this Section 5.14) shall require any such cooperation to the extent that it would (i) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities that are not required to be, or are, reimbursed or indemnified by Parent as provided in clause (c) below, (ii) unreasonably interfere with the ongoing business or operations of the Company and/or the Company’s Subsidiaries, (iii) require the Company or any of the Company’s Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date (other than customary authorization or representation agreements), (iv) require the Company, any of the Company’s Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing, (v) require the Company or any of its Subsidiaries to take any corporate actions prior to the Closing Date to permit the consummation of the Financing, (vi) require the Company to waive or amend any terms of this Agreement, (vii) require the Company or any of its Subsidiaries to take any action that would conflict with any applicable Law, (viii) result in an equity holder, officer or director of the Company or any of its Subsidiaries incurring any personal liability or (ix) cause any condition to Closing or on Exhibit A to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Parent) or otherwise impair or delay the parties’ obligations under this Agreement, or (x) cause any condition to Closing or on Exhibit A to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Parent).

(c)    Parent shall keep the Company currently and reasonably informed with respect to its efforts under this Section 5.14, and shall provide the Company and its Representatives an update with respect to its efforts under this Section 5.14 within one (1) Business Day following Parent’s receipt of a request for such information from the Company.

(d)    Parent shall (i) promptly upon request by the Company reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, any of the Company’s Subsidiaries or any of its or their Representatives in connection with any cooperation requested by Parent pursuant to this Section 5.14 and (ii) indemnify and hold harmless the Company, the Company’s Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, Judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payment incurred as a result of, or in connection with, such cooperation or the Financing, except to the extent (A) arising out of gross negligence, bad faith or willful misconduct of the Company or (B) arising from any written historical information utilized in the Financing regarding the Company or the Company’s Subsidiaries provided to Parent for use in connection therewith in a manner mutually agreed.

(e)    The Company hereby consents to the use of its trademarks and logos in connection with the Financing in a form and manner mutually agreed in advance with the Company; provided, that such trademarks and logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of the Company’s Subsidiaries or the reputation or goodwill of the Company or any of the Company’s Subsidiaries.

Section 5.15    Parent and Merger Sub Financing Covenants.

(a)    Prior to the termination or expiration of the Financing Commitment, Parent shall use its reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, promptly, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis all conditions to funding applicable to the Parent and/or the Merger Sub that are within its control, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitment, and (iii) comply with its obligations under the Financing Commitment.

(b)    Parent shall give the Company written notice promptly, and in any event within three (3) Business Days, (i) of any breach or default by any party to the Financing Commitment of which Parent becomes aware, (ii) if and when Parent becomes aware that it will not be able to obtain all or any portion of Financing contemplated by the Financing Commitment, (iii) of the receipt of any written notice or other written communication, in each case, from another party to the Financing Commitment, alleging (A) any actual or potential breach, default, termination or repudiation by any party to the Financing Commitment, if applicable, or (B) dispute or disagreement between or among any parties to the Financing Commitment (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing which are not reasonably likely to result in a failure of Parent or Merger Sub to obtain the Financing) with respect to the obligation to fund the Financing, or (iv) any expiration or termination (or attempted or purported termination, whether or not valid) of the Financing Commitment (including by expiration or termination of the Financing Commitment in accordance with its terms) Without limiting the foregoing, Parent and Merger Sub shall keep the Company reasonably informed of the material developments concerning the Financing.

(c)    If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment and Parent does not have sufficient cash, cash equivalents, liquidity and Financing that is available to make the payments contemplated by this Agreement, Parent shall use all reasonable best efforts to arrange and obtain in replacement thereof alternative financing, including from alternative sources, on terms and conditions not less favorable in any material respect when taken as a whole, to Parent and Merger Sub than the Financing contemplated by the Financing Commitment in an amount sufficient, when added to the portion of the Financing that is available together with other cash, cash equivalents and liquidity, to satisfy Parent’s and Merger Sub’s obligations under this Agreement (“Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.15 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Financing shall be deemed to include such Alternative Financing and all references to the Financing Commitment shall include the applicable documents for the Alternative Financing.

(d)    Parent and Merger Sub each acknowledges and agrees that its obligation to consummate the Offer and the Merger and the other transactions contemplated by this Agreement shall not be conditioned in any respect on the performance by the Company or any other Person of any of the covenants contained in Section 5.14.

Section 5.16    Beneficial Ownership of Canadian Holders. The Company agrees to use reasonable commercial efforts to determine the number of Shares held beneficially and as to registered title by securityholders having an address in Canada, including causing its transfer agent to make customary inquiries and searches, on or before the Business Day prior to the date of mailing of the Schedule TO.

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)    Orders. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

(b)    Purchase of Shares in the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by delivery of written notice to the other parties hereto under the following circumstances:

(a)    by mutual written consent of Parent and the Company at any time prior to the Effective Time; or

(b)    by either the Company or Parent as follows:

(i)    if the Acceptance Time shall not have occurred on or before June 30, 2018 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement under this Section 7.1(b)(i) if the failure of the Acceptance Time to occur on or before the Outside Date was principally caused by or resulted from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect;

(ii)    if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or a Law or other legal restraint or prohibition, in each case making the consummation of the Offer or the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(ii) if the issuance of such Judgment was principally caused by or resulted from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect; or

(c)    by Parent if the Company shall have effected a Company Adverse Change Recommendation (whether or not in compliance with Section 5.6) or shall have entered into an Alternative Acquisition Agreement;

(d)    at any time prior to the Acceptance Time, by the Company, in order to accept a Superior Proposal and enter into a binding written definitive acquisition agreement providing for the consummation of a Superior Proposal (a “Specified Agreement”), in accordance with Section 5.6, provided that (i) the Company has complied in all material respects with the requirements of, and is not in violation in any material respect of, Section 5.6 and (ii) concurrently with the termination of this Agreement, the Company pays the Termination Fee to Parent in accordance with the applicable provisions of Section 7.3 and enters into the Specified Agreement;

(e)    at any time prior to the Acceptance Time, by Parent, if there has been a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company, or any representation or warranty of the Company shall have become untrue, in either case such that (i) any of the Tender Offer Conditions set forth in paragraphs (3) or (4) of Exhibit A would not be satisfied; and (ii) such breach or failure to be true and correct is incapable of being cured prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (1) 30 days after giving notice thereof by the non-breaching party to the breaching party or (2) three business days prior to the Outside Date; provided that Parent will not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(f)    at any time prior to the Acceptance Time, by the Company, if there has been a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that Parent and Merger Sub shall be unable to consummate the Offer or the Merger and such breach or failure to be true and correct is incapable of being cured, or if curable, has not been cured within the earlier of (1) 30 days after giving notice thereof by the non-breaching party to the breaching party, (2) the Business Day prior to the Acceptance Time or (3) three Business Days prior to the Outside Date; provided that the Company will not have the right to terminate this Agreement pursuant to this Section 7.1(f) if the Company is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; or

(g)    by Parent or the Company if the Offer shall have expired in accordance with the terms of this Agreement without Merger Sub having accepted for payment any Shares pursuant to the Offer and at the time of such expiration any of the Tender Offer Conditions shall not have been satisfied or waived.

The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 7.1 pursuant to which such party is terminating this Agreement.

Section 7.2    Effect of Termination. Upon the termination of this Agreement and abandonment of the Transactions pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become void and of no effect without any liability of any party to another party except for the provisions of (a) the last sentence of Section 5.5(a) (Access to Information; Status; Confidentiality); (b) this Section 7.2; (c) Section 7.3 (Fees and Expenses); (d) Section 7.4 (Amendment); (e) Section 7.5 (Waiver); (f) Article VIII (General Provisions) and (g) the applicable definitions in Annex A, Exhibit A or elsewhere in this Agreement, which shall survive such termination; provided that no such termination shall relieve any party from liability to the other party for any fraud or willful and material breach of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the termination of this Agreement. The Confidentiality Agreement (as amended pursuant to Section 5.5(c)) shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms, as amended pursuant to Section 5.5(c). For purposes of this Agreement, “willful and material breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to take an act by the breaching party with the knowledge that the taking of such act or the failure to take such act would cause a material breach of this Agreement. For the avoidance of doubt, Parent’s or Merger Sub’s failure to cause the Offer Acceptance Time to occur and to effect the Closing when required under this Agreement shall be a willful and material breach of this Agreement.

Section 7.3    Fees and Expenses.

(a)    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated. Parent shall bear and timely pay all filing fees associated with any filings required under the HSR Act or Other Antitrust Laws.

(b)    The Company shall pay Parent a termination fee of $17,000,000 (the “Termination Fee”), in the event that this Agreement is terminated:

(i)    by Parent pursuant to Section 7.1(c) (Company Recommendation Matters);

(ii)    by the Company pursuant to Section 7.1(d) (Superior Proposal); or

(iii)    (I) by either Parent or the Company pursuant to Section 7.1(b)(i) (Outside Date), (II) by Parent pursuant to Section 7.1(e) (Company Breach) or (III) by either Parent or the Company pursuant to Section 7.1(g) (Offer not Consummated) so long as, (A) before the date of such termination, a Takeover Proposal shall have been publicly announced, or otherwise become publicly known, or otherwise made known to the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, or such intention shall otherwise have been made known to the Company, and such Takeover Proposal or such intention shall not have been withdrawn without qualification prior to the time of the termination of this Agreement (and such withdrawal must be public if (x) the Takeover Proposal shall have been publicly announced, or otherwise become publicly known, or (y) any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal), it being agreed that no such Takeover Proposal or intention shall be deemed to have been withdrawn if the Company or any of its Subsidiaries shall have entered into a definitive agreement providing for such Takeover Proposal within 12 months after the date of such termination; and (B) within 12 months after the date of termination, (1) the Company or any of its Subsidiaries shall have entered into a definitive agreement providing for, or shall have consummated, or (2) in the case of a Takeover Proposal that is a tender offer or exchange offer, the Company Board or any committee thereof shall have approved or recommended to the Company’s stockholders, or taken no position with respect to, a Takeover Proposal and such Takeover Proposal is consummated, in each case, within 12 months after such 12-month period; provided, however, that, for purposes of this Section 7.3(b)(iii), all references to “15%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%.”.

(c)    In the event that this Agreement is terminated by:

(i)    either the Company or Parent pursuant to Section 7.1(g) (Offer not Consummated) and at the time of such termination the Regulatory Condition has been satisfied;

(ii)    by Parent pursuant to Section 7.1(e) (Company Breach); or

(iii)    by either Parent or the Company pursuant to Section 7.1(g) (Offer not Consummated) if before the date of such termination, a Takeover Proposal shall have been publicly announced, become publicly known, or otherwise made known to the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, or such intention shall otherwise have been made known to the Company;

then the Company shall pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, all of the reasonable, documented, out-of-pocket expenses, including those of the Paying Agent, actually incurred by Parent and Merger Sub in connection with this Agreement and the other Transactions (the “Expense Reimbursement”) up to a maximum amount of $7.5 million in the aggregate, within two (2) Business Days after the date following such termination. To the extent any portion of the Expense Reimbursement is paid by the Company to Parent, such amount paid shall be deducted from the amount of any Termination Fee owed or payable.

(d)    Any fee due under Section 7.3(b)(i) shall be paid to Parent by wire transfer of immediately available funds within two Business Days after the date of termination of this Agreement. Any fee under Section 7.3(b)(ii) shall be paid to Parent by wire transfer of immediately available funds prior to or concurrently with the termination. Any fee due under Section 7.3(b)(iii) shall be paid to Parent by wire transfer of funds within two Business Days after the consummation of such Takeover Proposal. Any such wire transfer shall be made to an account designated in writing to Parent.

(e)    Each of the parties acknowledges and agrees that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Other than in the circumstances in which such Termination Fee is due and payable and which involve fraud or willful and material breach, in the event that Parent receives full payment pursuant to this Section 7.3, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, its Subsidiaries or any of their respective Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination. The Company shall not be required to pay the Termination Fee on more than one occasion even though the Termination Fee may be payable under one or more provisions of Section 7.3(b).

(f)    The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences an Action which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Section 7.4    Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended with the mutual written agreement of the Company and Parent at any time, provided that none of Section 5.14, Section 8.4, Section 8.6, Section 8.9, Section 8.12, this Section 7.4 and the definition of “Company Material Adverse Effect” (and any other provision of this Agreement to the extent that a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may be modified, waived or terminated in a manner that is adverse to any Financing Source, without the prior written consent of such Financing Source. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5    Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement, covenant or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights except as otherwise expressly contemplated by this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Notices. All notices and other communications to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and shall be deemed to have been duly delivered: (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) when delivered (with confirmation of delivery) if sent, fees prepaid, via a reputable nationwide express courier service; or (c) on the date of transmission (with confirmation of transmission) if sent by facsimile or electronic mail (or the first Business Day following such transmission if sent either after normal business hours of the recipient or on a date that is not a Business Day), provided that the transmission of the facsimile or email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein, in each case to the intended recipient as set forth below:

if to the Company:

Cascadian Therapeutics, Inc.

3101 Western Avenue

Seattle, Washington 98121

Attn: Max Barker, Associate General Counsel

Telephone: (206) 801-2194

Facsimile: (206) 801-2101

Email: mbarker@cascadianrx.com

with copies (which will not constitute notice) to:

Reed Smith LLP

Three Logan Square

1717 Arch Street, Suite 3100

Philadelphia, PA 19103

Attn: Paul J. Jaskot

Telephone: (215) 851-8180

Facsimile: (215) 851-1420

Email: pjaskot@reedsmith.com

if to Parent or Merger Sub:

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, Washington 98021

Attn: Jean Liu, General Counsel

Telephone: (425) 527-4000

Facsimile: (425) 527-4883

Email: Jean.Liu@seagen.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Krishna Veeraraghavan

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Email: veeraraghavank@sullcrom.com

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 8.2    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.3    Interpretations. When a reference is made in this Agreement to Sections, Annexes or Exhibits, such reference shall be to a Section, Annex or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any Law shall be deemed to refer to such Law as from time to time amended and also to all rules and regulations promulgated thereunder and interpretations thereof, unless the context requires otherwise. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto. The words “made available to Parent” and words of similar import refer to information publicly available on the SEC EDGAR database, delivered by electronic mail to Parent or its Representatives by the Company or its Representatives or posted to the electronic data room hosted by Merrill Corporation and maintained by the Company for purposes of the Transactions. Currency amounts referenced herein are in U.S. Dollars. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.4    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice or conflict of laws principles of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy or dispute.

(b)    Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction and venue of the Chosen Courts, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any claim, actions or proceedings arising in connection with this Agreement (including negotiation, execution or performance hereof) or the Transactions (whether in contract, tort or otherwise) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (the “Chosen Courts”), (iv) waives any claim of lack of personal jurisdiction or improper venue and any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR THE FINANCING. EACH OF THE PARTIES HERETO HEREBY: (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, CLAIM OR PROCEEDING SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(C).

(d)    Notwithstanding anything in this Agreement to the contrary, each party hereto hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of this Section 8.4 relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

Section 8.5    Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile, email of .pdf attachment or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Receipt of a party’s executed signature page to this Agreement by facsimile, email of .pdf attachment or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery of this Agreement by such party.

Section 8.6    Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent may assign all or any of its rights and obligations hereunder to (a) any direct or indirect wholly-owned Subsidiary of Parent or (b) any of the Financing Sources without the Company’s prior consent; provided, however, that no assignment shall release Parent of its obligations hereunder. The parties agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and will not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that if, and only if, the Effective Time occurs, (a) the holders of shares of the Company Common Stock shall be third party beneficiaries of, and entitled to rely on, Section 1.8(a) (Treatment of Common Stock), (b) the holders of Options shall be third party beneficiaries of, and entitled to rely on, Section 1.11(a) (Treatment of Options), (c) the holders of Restricted Stock Units shall be third party beneficiaries of, and entitled to rely on, Section 1.11(b) (Treatment of Restricted Stock Units), (d) the Indemnified Parties shall be third party beneficiaries of, and entitled to rely on, Section 5.7 (Indemnification, Advancement of Expenses and Insurance), (e) the directors of the Company shall be third party beneficiaries of, and entitled to rely on, Section 5.12 (Defense of Actions), and (f) the Financing Sources shall be third party beneficiaries, and entitled to rely on, Section 5.14 (Financing Cooperation), Section 7.4 (Amendment), Section 8.4 (Governing Law; Jurisdiction; Waiver of Jury Trial), Section 8.6 (Assignment; No Third Party Beneficiaries), Section 8.9 (Enforcement; Specific Performance) and Section 8.12 (Non-Recourse). The parties further agree that the rights of third party beneficiaries under the proviso of this Section 8.6 shall not arise unless and until the Effective Time occurs.

Section 8.7    Severability. If any provision (or part thereof) of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision (or part thereof) shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision (or part thereof) held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 8.8    Entire Agreement. This Agreement (including the Company Disclosure Letter, the Annex and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement (as amended pursuant to Section 5.5(c)) contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

Section 8.9    Enforcement; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in additional to any other remedy to which they are entitled at law or in equity.

Section 8.10    Disclosure Letter. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

Section 8.11    Obligations of Parent and Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub and Surviving Corporation hereunder and shall cause each of Merger Sub and the Surviving Corporation to duly perform, satisfy and discharge on a timely basis and in all respects each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.12    Non-Recourse. Notwithstanding anything herein to the contrary and to the fullest extent permitted by Law, the Company agrees that neither it, nor any of its Representatives, shall have any claim against any Financing Source, any lender participating in the Financing or any of their respective former, current or future general or limited partners, direct or indirect stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, the “Financing Related Parties”), nor shall any Financing Related Party have any liability whatsoever to the Company, and its Representatives, in connection with the Financing or in any way relating to this Agreement or any of the Transactions, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Related Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.

PARENT:

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Name: Clay B. Siegall, Ph.D.
Title: President and CEO

MERGER SUB:

VALLEY ACQUISITION SUB, INC.

By:	/s/ Jean Liu
Name: Jean Liu
Title: Executive Vice President, General Counsel, and Secretary

Agreement and Plan of Merger	Signature Page

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

COMPANY:

CASCADIAN THERAPEUTICS, INC.

By:	/s/ Scott D. Myers
Name: Scott D. Myers
Title: President and Chief Executive Officer

Agreement and Plan of Merger	Signature Page

Annex A

Definitions

As used in this Agreement, the following terms have the following meanings:

“2011 Warrants” shall mean the warrants issued pursuant to the 2011 Warrant Agreement, each such 2011 Warrant evidencing the right of the holder thereof to purchase one share of Company Common Stock.

“2013 Warrants” shall mean the warrants issued pursuant to the 2013 Warrant Agreement, each such 2013 Warrant evidencing the right of the holder thereof to purchase one share of Company Common Stock.

“2011 Warrant Agreement” shall mean the Warrant to Purchase Common Stock issued by the Company, dated as of February 8, 2011.

“2013 Warrant Agreement” shall mean the Warrant to Purchase Common Stock issued by the Company, dated as of May 30, 2013.

“Action” means any claim, charge, complaint, action, suit, arbitration, inquiry, proceeding, hearing, injunction, demand, litigation, citation, summons, subpoena, audit or investigation of any nature, whether at law or in equity.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means a day except a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to be closed in New York City.

“Bylaws” means the bylaws of the Company, including all amendments thereto, as in effect on the date of this Agreement.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, including all amendments thereto, as in effect on the date of this Agreement.

“Certificates of Designation” means the Series A Certificate of Designation, the Series B Certificate of Designation, the Series C Certificate of Designation, the Series D Certificate of Designation and the Series E Certificate of Designation.

“Code” means the Internal Revenue Code of 1986.

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“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Employees” means the employees of the Company or any of its Subsidiaries immediately prior to the Effective Time.

“Company Financial Advisor” means Perella Weinberg Partners or its affiliates.

“Company Intellectual Property” means, collectively, the Company Registered Intellectual Property, all other Intellectual Property that is owned or purported to be owned by the Company or one of its Subsidiaries, and all Intellectual Property as to which the Company or one of its Subsidiaries has been granted a license or other grant of rights for use.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate: (a) has had or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions; provided, however, that for purposes of clause (a) above, none of the following shall constitute, or shall be considered in determining whether there has been or would be, a Company Material Adverse Effect, except, in the case of clauses (i) through (iv) and (vi) below, to the extent such changes in conditions have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other clinical or developmental stage pharmaceutical businesses:

(i)    changes in conditions in the global economy or capital or financial markets or political, regulatory or business conditions;

(ii)    general market or economic conditions in the clinical or developmental stage pharmaceutical businesses;

(iii)    changes in Law applicable to the Company or its Subsidiaries or interpretations thereof;

(iv)    changes in GAAP or other accounting principles applicable to the Company or its Subsidiaries or the interpretation thereof;

(v)    in and of itself, any change in the Company’s stock price or trading volume, any decrease in the ratings or ratings outlook for the Company, or any failure by the Company to meet (or the publication of any report regarding) any projections, forecasts, budgets, estimates or outlook of or relating to the Company, including with respect to revenues or earnings or other internal or external financial or operating projections (it being agreed that the underlying facts and circumstances giving rise to the foregoing occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi)    the threat, occurrence, escalation, outbreak or worsening of any natural disaster, force majeure event, acts of God, acts of war, military action, armed hostilities, sabotage or terrorism;

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(vii)    any adverse effect arising or resulting from the announcement or pendency of this Agreement or the Transactions or the execution or announcement of this Agreement;

(viii)    the commencement or pendency of any litigation alleging breach of fiduciary duty or similar claim relating to this Agreement or the Transactions contemplated hereby; and

(ix)    the taking or not taking of any action at the request of Parent or Merger Sub or as expressly required by this Agreement (other than Section 4.1).

“Compounds” means the compounds known as (i) tucatinib (also known as ONT-380), an oral, HER2-selective small molecule tyrosine kinase inhibitor, (ii) CASC-578, a Chk1 kinase inhibitor and (iii) an antibody against an immuno-oncology target known as TIGIT.

“Consent” means any consent, approval, order or authorization, or registration, declaration or filing.

“Continuing Company Employee” means each Company Employee who continues employment with the Surviving Corporation or Parent on or immediately after the Effective Time.

“Contract” means any contract, agreement, arrangement, instrument, commitment, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, or other obligation.

“EMA” means the European Medicines Agency.

“Environmental Laws” means any Law, Consent, decree, permit or other legal requirement of any Governmental Authority, including common law, relating to (a) the pollution, protection, investigation or restoration of the environment, human health and safety, or natural resources, or (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer, including any Affiliate of the Company and any trade or business (whether or not incorporated), which is or has ever been under common control of, or which is or has ever been treated as a single employer with, the Company or any of its Subsidiaries under Section 414 of the Code.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the U.S. Food, Drug and Cosmetic Act of 1938, as amended.

“Financing Source” means, in its capacity as such, any Person providing or proposing to provide the Financing pursuant to any commitment letters or otherwise or any Affiliates, employees, officers, directors, agents or advisors of any such Person.

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“Good Clinical Practices” means, with respect to the Company and its Subsidiaries, standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of the Company, its Subsidiaries or any of their respective Affiliates are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Laboratory Practices” means, with respect to the Company and its Subsidiaries, the FDA’s standards for conducting non-clinical laboratory studies as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Part 58) as amended from time to time, and such standards of good laboratory practice as are required by Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of the Company, its Subsidiaries or any of their respective Affiliates are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” mean, with respect to the Company and its Subsidiaries, pharmacological quality standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by other organizations and Regulatory Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of the Company and its Subsidiaries are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law, including, without limitation, gasoline or petroleum (including crude oil or any fraction thereof), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity.

“Health Care Laws” shall mean (a) the FDCA and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. § 201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse Laws, including, without limitation, the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and the regulations promulgated pursuant to such statutes, (d) all criminal laws relating to health care fraud and abuse, including

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the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder and comparable federal state Laws, (e) the Controlled Substances Act (21 U.S.C. § 801 et seq.), (f) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. § 263a et seq.), (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Regulatory Authorities, including those governing or relating to Good Clinical Practices, recordkeeping, the manufacture, import, export, testing, development, approval, processing, reporting, packaging, labeling, storage, marketing, sale, distribution and use of any compounds or products manufactured by or on behalf of the Company or its Subsidiaries, including applicable regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, and 314 and the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211 for products sold in the United States, and the respective counterparts thereof promulgated by Regulatory Authorities in countries outside the United States and (i) any and all other applicable federal, state, local, foreign, supranational health care Laws, rules and regulations, ordinances, judgments, decrees, orders, writs, and injunctions, each of (a) through (i) as may be amended from time to time.

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 (as amended from time to time) with respect to a Product Candidate, or the equivalent application or filing submitted to any Regulatory Authority outside the United States of America (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees, charges or penalties, (ii) all obligations of such Person evidenced by bonds, warrants, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligation secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (viii) all guarantees and keepwell arrangements of such Person of any obligation of any other Person other than a wholly owned subsidiary of such Person.

“Independent Contractor” means any Person who has performed services for the Company or any of its Subsidiaries as an independent contractor or consultant and who has received (or will receive for 2016) a Form 1099-MISC from the Company or any of its Subsidiaries reporting any compensation received by such Person in exchange for the services performed by such Person for the Company or any of its Subsidiaries.

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“Intellectual Property” means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, pediatric data package exclusivity extensions, or the like) and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (iv) all Internet domain names; (v) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain (collectively “Trade Secrets”); (vi) all other intellectual property rights or proprietary rights, and (vii) all rights relating to or under the foregoing granted under any Contracts.

“Intervening Event” means any material event, fact, development or occurrence that was not known to, or reasonably foreseeable by, the Company or the Company Board as of the date hereof and becomes known to the Company Board after the date hereof and prior to the Acceptance Time; provided that in no event shall any of the following constitute or be deemed to be an Intervening Event: (i) the receipt, existence or terms of a Takeover Proposal that could constitute a Superior Proposal or any matter relating thereto or (ii) changes in the stock price or results of operations of the Company or with regard to the research, development, testing, distribution, sale, supply, license, marketing, promotion, manufacturing or commercialization of tucatinib (also known as ONT-380); provided, further, that a Takeover Proposal that resulted from a breach of the Company’s obligations set forth in Section 5.6 may not be the basis for an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“Knowledge” and similar phrases mean the actual knowledge, after reasonable inquiry, of each of (a) in the case of the Company, its executive officers and Head of Regulatory Affairs and Quality; and (b) in the case of Parent or Merger Sub, its executive officers.

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“Lien” means any mortgage, pledge, lien (statutory or otherwise), claim, security interest, charge or encumbrance of any kind.

“MAA” means an EU Marketing Authorization Application.

“NASDAQ” means the NASDAQ Stock Market.

“NDA” means a new drug application for a drug submitted to the FDA pursuant to 21 C.F.R. Part 314 (as amended from time to time), and all amendments or supplements thereto, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other Regulatory Authority.

“Offer Commencement Date” shall mean the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Option” means any option granted to a current or former employee, director or Independent Contractor of the Company or any of its Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to any of the Stock Plans.

“Ordinary Course Intellectual Property Contract” means a research, clinical trial or services Contract entered into in the Ordinary Course of Business.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Parent Material Adverse Effect” means any change, event, occurrence, development, or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of either Parent or Merger Sub to consummate the Offer or the Merger.

“Permitted Lien” means: (a) any Lien for Taxes which are not yet due or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) any Lien securing Indebtedness that is reflected in the consolidated financial statements of the Company contained in the Company SEC Reports; (c) any Lien imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations; (d) any Lien disclosed on existing title reports or existing surveys which have (together with all title exception documents) been made available to Parent; (e) any mechanics’, carriers’, workmen’s, repairmen’s and similar Lien incurred in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP; (f) in

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the case of Leased Real Property, any Lien to which the fee or any other interest in the leased premises is subject that does not materially affect the use or marketability of the properties subject thereto or affected thereby or otherwise materially impair business operations at such properties; (g) any Lien relating to liabilities reflect in the Company Financial Statements; and (h) any Lien arising from or otherwise relating to transfer restrictions under the securities Laws of any jurisdiction.

“Person” means any individual, partnership, joint venture, firm, corporation, company (including any limited liability company, company limited by shares or joint stock company), association, estate, trust, unincorporated organization or other enterprise, association or entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms.

“Product Candidate” means each pharmaceutical product developed, manufactured and/or tested by or on behalf of the Company or any of its Subsidiaries that contains the Compounds as an active pharmaceutical ingredient, in any dosage form or formulation, in each case that has not received a Regulatory Authorization for commercial distribution other than in connection with pre-clinical or clinical trials.

“Regulatory Authority” means any national or supranational Governmental Authority, including the FDA or the EMA, with responsibility for granting any Regulatory Authorizations with respect to the Product Candidates or that otherwise has jurisdiction over the business activities of the Company or any of its Subsidiaries.

“Regulatory Authorizations” means any approvals, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including any INDs, NDAs and MAAs.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Restricted Stock Unit” means any award of a right (other than awards of options) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of shares of Company Common Stock that has been issued pursuant to any of the Stock Plans.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

Agreement and Plan of Merger	Annex A, Page 85

“Series A Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on September 22, 2014.

“Series B Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on February 10, 2015.

“Series C Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on May 14, 2015.

“Series D Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on June 27, 2016.

“Series E Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on January 26, 2017.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.0001 per share, issued pursuant to the Series A Certificate of Designation.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Company, par value $0.0001 per share, issued pursuant to the Series B Certificate of Designation.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, par value $0.0001 per share, issued pursuant to the Series C Certificate of Designation.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock of the Company, par value $0.0001 per share, issued pursuant to the Series D Certificate of Designation.

“Series E Preferred Stock” means the Series E Convertible Preferred Stock of the Company, par value $0.0001 per share, issued pursuant to the Series E Certificate of Designation.

“Specified Securities” means any (a) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof; (b) commercial paper with a rating of at least A-1 by Standard & Poor’s, or P-2 by Moody’s Investors Services, Inc., that is scheduled to mature not more than 90 days after the date of issue and that is issued by a corporation organized under the Laws of the United States or any state thereof; (c) time deposits (including certificates of deposit that are scheduled to mature not more than 90 days after the date of issue) with or issued by a bank or trust company organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $100,000,000; or (d) money market funds that invest only in securities described in clauses (a) through (c) above.

Agreement and Plan of Merger	Annex A, Page 86

“Stock Plans” means any equity or equity-based incentive plan or arrangement of the Company or any of its Subsidiaries, including the Company’s 2016 Equity Incentive Plan, Share Option Plan and Restricted Stock Unit Plan.

“Subsidiary” means, with respect to any Person, any Person in which such Person (and/or another Subsidiary of such Person) directly or indirectly owns or controls securities or other ownership interests representing (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar function; or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Proposal” means an unsolicited, bona fide written Takeover Proposal that would result in any Person or group (other than Parent or its Affiliates) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company made by a third party that the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, is reasonably likely to be consummated on the terms proposed, taking into account all relevant factors, including the price, form of consideration, closing conditions, the legal, regulatory and financial aspects thereof, the ability to finance the proposal, the prospects for completion, the identity of the Person or group making the proposal, and other aspects that the Company Board deems relevant, and would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions after taking into account all relevant factors, including all terms and conditions of such offer and this Agreement (after giving effect to all adjustments to the terms thereof which may be proposed by Parent (including pursuant to Section 5.6(f)(ii)).

“Takeover Proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent, Merger Sub or one or more of their Affiliates) from any Person or group contemplating or otherwise relating to: (a) any merger, consolidation, amalgamation, share exchange, business combination, asset purchase, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company or any of its Subsidiaries pursuant to which a Person or group would own, directly or indirectly, (x) 15% or more of any class of voting equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (y) businesses or assets (including capital stock of the Subsidiaries of the Company) that constitute 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; or (b) any sale or license of the Company’s key Product Candidates or products.

“Tax” or “Taxes” means (i) all taxes, charges, fees, levies or other assessments including income, franchise, profits, corporation, capital gains, capital stock, estimated, production, environmental, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll,

Agreement and Plan of Merger	Annex A, Page 87

withholding, social security, unemployment, severance, occupation, import, custom, stamp, escheat or unclaimed property, capital, alternative, add-on minimum or other governmental taxes, charges, fees, levies or other assessments imposed by any Governmental Authority, including any interest, penalties, fines or additions to tax applicable or related thereto; and (ii) any liability in respect of items described in clause (i) payable by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by assumption, by contract, by operation of Law or otherwise.

“Tax Authority” means any Governmental Authority or subdivision or agency thereof exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, filed or required to be filed with any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Transactions” means the Offer and the Merger, and the other transactions contemplated by this Agreement.

“Warrant Agreements” means the 2011 Warrant Agreement and the 2013 Warrant Agreement.

“Warrants” means the 2011 Warrants and the 2013 Warrants.

The following terms have the meanings set forth in the sections of this Agreement indicated below:

Acceptable Confidentiality Agreement	Section 5.6(c)
Acceptance Time	Section 1.1(f)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.6(f)
Antitrust Laws	Section 5.3(b)
Anti-Bribery Laws	Section 2.14(a)
Authorizations	Section 2.13
Balance Sheet Date	Section 2.4(b)
Bankruptcy and Equity Exception	Section 2.3(a)
Board of Directors	Recitals
Book-Entry Share	Section 1.8(a)
Certificate	Section 1.8(a)
Certificate of Merger	Section 1.5
Change of Control Payment	Section 2.19(a)(xi)
Chosen Courts	Section 8.4(b)
Closing	Section 1.4
Closing Date	Section 1.4
Company	Preamble

Agreement and Plan of Merger	Annex A, Page 88

Company 401(k) Plan	Section 5.1(d)
Company Adverse Change Recommendation	Section 5.6(f)(i)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article II
Company Financial Statements	Section 2.4(b)
Company Leases	Section 2.19(a)(xv)
Company Material Contract	Section 2.19(a)
Company Preferred Stock	Section 2.2(a)
Company Registered Intellectual Property	Section 2.16(a)
Company SEC Reports	Section 2.4(a)
Company Securities	Section 2.2(f)
Company Stock	Section 2.2(a)
Company Systems	Section 2.16(i)
Confidentiality Agreement	Section 5.5(c)
Current Offering Period	Section 1.11(c)
D&O Insurance	Section 5.7(c)
Determination Notice	Section 5.6(f)(ii)
DGCL	Section 1.3
Dissenting Shares	Section 1.12
Dissenting Stockholders	Section 1.12
Effective Time	Section 1.5
Employee Benefit Plans	Section 2.10(b)
ESPP	Section 2.2(d)
Exchange Act	Recitals
Exchange Fund	Section 1.13(a)
Excluded Share	Section 1.8(a)
Expense Reimbursement	Section 7.3(c)
Expiration Date	Section 1.1(d)
Financing	Section 5.14(a)
Financing Commitment	Section 3.10
Financing Related Parties	Section 8.12
GAAP	Section 2.4(b)
Governmental Antitrust Authority	Section 5.3(c)
Governmental Authority	Section 2.3(c)
HSR Act	Section 2.3(c)
Indemnified Party	Section 5.7(a)
Indemnified Party Proceeding	Section 5.7(a)
Judgment	Section 2.3(b)
Law	Section 2.3(b)
Leased Real Property	Section 2.20(c)
Maximum Amount	Section 5.7(c)
Merger	Recitals
Merger Sub	Preamble
Minimum Condition	Exhibit A
New Plans	Section 5.1(c)

Agreement and Plan of Merger	Annex A, Page 89

Offer	Recitals
Offer Documents	Section 1.1(c)
Offer Price	Recitals
Other Antitrust Laws	Section 5.3(b)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent 401(k) Plan	Section 5.1(e)
Paying Agent	Section 1.13(a)
Per Share Merger Consideration	Section 1.8(a)
Regulatory Condition	Exhibit A
Representatives	Section 5.6(a)
Sarbanes-Oxley Act	Section 2.4(d)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(c)
Securities Laws	Section 1.1(c)
Shares	Recitals
Specified Agreement	Section 7.1(d)
Stockholder Litigation	Section 5.12
Subsidiary Securities	Section 2.2(g)
Surviving Bylaws	Section 1.6(a)
Surviving Charter	Section 1.6(a)
Surviving Corporation	Section 1.3
Tail Period	Section 5.7(c)
Takeover Inquiry	Section 5.6(a)
Takeover Laws	Section 2.3(e)
Termination Fee	Section 7.3(b)
Tender Offer Conditions	Section 1.1(a)
UA Preferred Stock	Section 2.2(a)
willful and material breach	Section 7.2

Agreement and Plan of Merger	Annex A, Page 90

Exhibit A

Conditions to the Offer

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not validly withdraw) pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (i) there shall be validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date (assuming the conversion of all outstanding Company Preferred Stock into Shares and further assuming that such fully diluted number of Shares shall not include (A) any outstanding Options, Warrants and other rights to purchase Shares that are out-of-the-money and (B) any outstanding Restricted Stock Units and Options that remain unvested prior to the Expiration Date and will not vest prior to the Acceptance Time) (such condition, the “Minimum Condition”) and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated or shall have expired (such condition, the “Regulatory Condition”). In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

(1)	this Agreement shall have been terminated in accordance with its terms;

(2)	a Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, in each case whether temporary, preliminary or permanent, shall be in effect that would make the Offer or the Merger illegal or otherwise prevent or prohibit the consummation thereof;

(3)

any of the Company’s representations and warranties set forth in (i) the first sentence of Section 2.5 shall not have been true and correct as of the date of this Agreement and at and as of the Expiration Date (except to the extent any such representation or warranty is made as of a specific date, in which case as of such date); (ii) Section 2.1(a), Section 2.2(c), Section 2.2(d), the first sentence of Section 2.2(g), Section 2.2(h) (solely with regard to the Company and Company Securities), Section 2.2(i), Section 2.3(a), Section 2.3(d), and Section 2.3(e) and Section 2.9 of this Agreement shall not have been true and correct in all material respects as of the date of this Agreement and at and as of the Expiration Date (except to the extent any such representation or warranty is made as of a specific

Agreement and Plan of Merger	Exhibit A, Page 1

date, in which case as of such date); (iii) Section 2.2(a), Section 2.2(b), the first sentence of Section 2.2(e), and Section 2.2(f) of this Agreement shall not have been true and correct in all respects as of the date of this Agreement and at and as of the Expiration Date (except to the extent any such representation or warranty is made as of a specific date, in which case as of such date), except for any failures to be so true and correct that are de minimis in nature and amount; (iv) Section 2.24 shall not have been true and correct in all material respects as of the date of this Agreement and at and as of the Expiration Date (except to the extent that any such representation or warranty is made as of a specific date, in which case as of such date); and (v) Article 2 (other than those representations and warranties referred to in clauses (i) – (iv) above) shall not have been true and correct in all respects as of the date of this Agreement and at and as of the Expiration Date (except to the extent any such representation or warranty is made as of a specific date, in which case as of such date), except where the failure of any of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(4)	the Company shall not have complied with or performed in all material respects the covenants and obligations required to be complied with or performed by it under this Agreement at or prior to the Expiration Date;

(5)	Parent and Merger Sub shall have not have received a certificate dated as of the Expiration Date executed by an executive officer of the Company confirming on behalf of the Company that the conditions set forth in clauses (3) and (4) of have been duly satisfied as of immediately prior to the Expiration Date; and

(6)	since the date of this Agreement, there shall have occurred (and be continuing) a Company Material Adverse Effect.

The foregoing conditions shall be for the sole benefit of Parent and Merger Sub and may be asserted or waived by Parent or Merger Sub in whole or in part at any time and from time to time, in each case, except for the Minimum Condition and the Regulatory Condition, subject to the terms of this Agreement and applicable Law. The foregoing conditions shall be in addition to, and not in limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer subject to, and in accordance with, the terms and conditions of this Agreement. Any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub. Any reference in this Exhibit A or elsewhere in this Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them elsewhere in this Agreement to which this Exhibit A is attached

Agreement and Plan of Merger	Exhibit A, Page 2